WASHINGTON NATIONAL CORPORATION
                            EXHIBIT 2




                  SECOND AMENDED AND RESTATED

                  AGREEMENT AND PLAN OF MERGER

                  DATED AS OF JANUARY 20, 1997

                         By and Between

                 PENNCORP FINANCIAL GROUP, INC.

                               and

                 WASHINGTON NATIONAL CORPORATION

                        TABLE OF CONTENTS

ARTICLE 1
THE MERGER                                                          See below
     Section 1.1    The Merger                                      See below
     Section 1.2    Closing                                         See below
     Section 1.3    Effective Time                                  See below
     Section 1.4    Certificate of Incorporation                    See below
     Section 1.5    By-Laws                                         See below
     Section 1.6    Directors                                       See below
     Section 1.7    Officers                                        See below
     Section 1.8    This Section intentionally omitted.             See below
     Section 1.9    Conversion of Common Shares                     See below
       Section 1.9.1  Outstanding Common Shares                     See below
       Section 1.9.2  This Section intentionally omitted.           See below
       Section 1.9.3  Cash Election                                 See below
       Section 1.9.4  Cash Election Shares                          See below
       Section 1.9.5  Form of Election                              See below
       Section 1.9.6  Deemed Non-Election                           See below
       Section 1.9.7  Election Deadline                             See below
       Section 1.9.8  Treasury Shares                               See below
       Section 1.9.9  Adjustment Per Tax Opinion                    See below
       Section 1.9.10 Impact of Stock Splits, etc.                  See below
     Section 1.10   Preferred Stock                                 See below
     Section 1.11   Exchange of Certificates and Related Matters    See below
       Section 1.11.1  Paying Agent                                 See below
       Section 1.11.2  Exchange Procedures                          See below
       Section 1.11.3  Letter of Transmittal                        See below
       Section 1.11.4  Distributions  with  Respect to Unexchanged
                         Shares                                     See below
       Section 1.11.5  No Further Ownership Rights in Shares        See below
       Section 1.11.6  No Fractional Shares                         See below
       Section 1.11.7  Termination of Payment Fund                  See below
       Section 1.11.8  No Liability                                 See below
     Section 1.12   Stock Options and Restricted Stock              See below
     Section 1.13   Dissenting Shares                               See below

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY                       See below
     Section 2.1    Organization, Standing and Corporate Power      See below
     Section 2.2    Capital Structure                               See below
     Section 2.3    Significant Subsidiaries                        See below
     Section 2.4    Authority; Noncontravention                     See below
     Section 2.5    SEC Documents                                   See below
     Section 2.6    Absence of Certain Changes or Events            See below
     Section 2.7    Absence of Undisclosed Liabilities              See below
     Section 2.8    Benefit Plans                                   See below
     Section 2.9    Taxes                                           See below
     Section 2.10   Compliance with Applicable Laws                 See below
     Section 2.11   Insurance Issued                                See below
     Section 2.12   Rating Agencies                                 See below
     Section 2.13   Opinion of Financial Advisor                    See below
     Section 2.14   Brokers                                         See below
     Section 2.15   Environmental                                   See below
     Section 2.16   Litigation                                      See below
     Section 2.17   Labor Relations                                 See below
     Section 2.18   Health Insurance Transactions                   See below
     Section 2.19   Voting Requirements                             See below

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PENNCORP
     Section 3.1    Organization, Standing and Corporate Power      See below
     Section 3.2    PennCorp Capital Structure                      See below
     Section 3.3    Authority; Noncontravention                     See below
     Section 3.4    SEC Documents                                   See below
     Section 3.5    Absence of Certain Changes or Events            See below
     Section 3.6    Absence of Undisclosed Liabilities              See below
     Section 3.7    Compliance with Applicable Laws                 See below
     Section 3.8    Rating Agencies                                 See below
     Section 3.9    Litigation                                      See below
     Section 3.10   This Section intentionally omitted.             See below
     Section 3.11   Financing                                       See below
     Section 3.12   Brokers                                         See below
     Section 3.13   Voting Requirements                             See below

ARTICLE 4
ADDITIONAL AGREEMENTS                                               See below
     Section 4.1    Preparation of Form S-4 and the Joint Proxy
                      Statement; Information Supplied               See below
       Section 4.1.1  Form S-4; Joint Proxy Statement               See below
       Section 4.1.2  Company Information                           See below
       Section 4.1.3  PennCorp Information                          See below
     Section 4.2    Meetings of Stockholders                        See below
     Section 4.3    Letter of the Company's Accountants             See below
     Section 4.4    Letter of PennCorp's Accountants                See below
     Section 4.5    Access to Information; Confidentiality          See below
     Section 4.6    Best Efforts                                    See below
     Section 4.7    Public Announcements                            See below
     Section 4.8    Acquisition Proposals                           See below
     Section 4.9    Fiduciary Duties                                See below
     Section 4.10   Filings; Other Action                           See below
     Section 4.11   NYSE Listing                                    See below
     Section 4.12   Affiliates and Certain Stockholders             See below
     Section 4.13   Indemnification                                 See below
     Section 4.14   Stock Purchase Rights                           See below
     Section 4.15   Employee Benefits                               See below
       Section 4.15.1  Severance                                    See below
       Section 4.15.2  Retiree Life and Health Plan                 See below
       Section 4.15.3  Directors' Retirement Income Plan            See below
       Section 4.15.4  Transition Plan                              See below
     Section 4.16   Representation on PennCorp Board                See below
     Section 4.17   Registration Covenant                           See below

ARTICLE 5
COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER           See below
     Section 5.1    Conduct of Business by the Company              See below
     Section 5.2    Management of the Company and Significant
                      Subsidiaries                                  See below
     Section 5.3    Conduct of Business by PennCorp                 See below
     Section 5.4    Other Actions                                   See below
     Section 5.5    This Section intentionally omitted.             See below
     Section 5.6    Employee Benefit Payments                       See below
     Section 5.7    United Way Contribution                         See below

ARTICLE 6
CONDITIONS PRECEDENT                                                See below
     Section 6.1    Conditions to Each Party's Obligation To
                      Effect the Merger                             See below
       Section 6.1.1  Stockholder Approval                          See below
       Section 6.1.2  Governmental and Regulatory Consents          See below
       Section 6.1.3  HSR Act                                       See below
       Section 6.1.4  No Injunctions or Restraints                  See below
       Section 6.1.5  NYSE Listing                                  See below
       Section 6.1.6  Form S-4                                      See below
     Section 6.2    Conditions to Obligations of PennCorp           See below
       Section 6.2.1  Representations and Warranties                See below
       Section 6.2.2  Performance of Obligations of the Company     See below
       Section 6.2.3  Opinion of Counsel                            See below
       Section 6.2.4  This Section intentionally omitted            See below
       Section 6.2.5  Trading Average                               See below
       Section 6.2.6  Dissenting Shares                             See below
     Section 6.3    Conditions to Obligation of the Company         See below
       Section 6.3.1  Representations and Warranties                See below
       Section 6.3.2  Performance of Obligations of PennCorp        See below
       Section 6.3.3  Opinion of Counsel                            See below
       Section 6.3.4  Trading Average                               See below

ARTICLE 7
TERMINATION, AMENDMENT AND WAIVER                                   See below
     Section 7.1    Termination                                     See below
     Section 7.2    Effect of Termination                           See below
     Section 7.3    Amendment                                       See below
     Section 7.4    Extension; Waiver                               See below
     Section 7.5    Procedure for Termination, Amendment,
                      Extension or Waiver                           See below

ARTICLE 8
SURVIVAL OF PROVISIONS                                              See below
     Section 8.1    Survival                                        See below

ARTICLE 9
NOTICES                                                             See below
     Section 9.1    Notices                                         See below

ARTICLE 10
MISCELLANEOUS                                                       See below
     Section 10.1   Entire Agreement                                See below
     Section 10.2   Expenses                                        See below
     Section 10.3   Counterparts                                    See below
     Section 10.4   No Third Party Beneficiary                      See below
     Section 10.5   Governing Law                                   See below
     Section 10.6   Assignment; Binding Effect                      See below
     Section 10.7   Headings, Gender, etc.                          See below
     Section 10.8   Invalid Provisions                              See below


EXHIBIT A - This Exhibit intentionally omitted                     (Not filed)

EXHIBIT B - Form of Affiliate Letter                               (Not filed)

EXHIBIT C - Term Sheet for Registration Rights                     (Not filed)

EXHIBIT D - Form of Opinion of Weil, Gotshal & Manges LLP          (Not filed)

EXHIBIT E - Form of Opinion of Schiff Hardin & Waite               (Not filed)

                  SECOND AMENDED AND RESTATED
                  AGREEMENT AND PLAN OF MERGER


           THIS SECOND AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of January 20, 1997 by and between PennCorp Financial Group, Inc., a Delaware corporation ("PennCorp"), and Washington National Corporation, a Delaware corporation (the "Company").

                            PREAMBLE

          WHEREAS, the respective Boards of Directors of PennCorp and the Company have determined that the Merger (as defined in Section 1.1) is in the best interests of their respective stockholders and have approved the Merger, upon the terms and subject to the conditions set forth herein;

           WHEREAS, PennCorp and the Company desire to make certain representations, warranties, covenants and agreements in connection with such Merger; and

           WHEREAS, PennCorp and the Company entered into an initial Agreement and Plan of Merger dated as of November 14, 1996, and an Amended and Restated Agreement and Plan of Merger dated as of November 25, 1996, and now desire to amend and restate the Amended Agreement in its entirety as of the date hereof;

            NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                            ARTICLE 1

                           THE MERGER


           Section 1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as is defined in Section 1.3 hereof), the Company shall be merged with and into PennCorp (the "Merger"), in accordance with the Delaware General Corporation Law (the "Delaware Code") and the separate corporate existence of the Company shall cease and PennCorp shall continue as the surviving corporation under the laws of the State of Delaware (the "Surviving Corporation") with all the rights, privileges, immunities and powers, and subject to all the duties and liabilities, of a corporation organized under the Delaware Code. The Merger shall have the effects set forth in the Delaware Code.


           Section 1.2 CLOSING. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.1, and subject to the satisfaction or waiver of the conditions set forth in
Article 6, the closing of the Merger (the "Closing") will take place at 9:00 a.m. on the first business day following the date on which the last of the conditions set forth in Article 6 shall be fulfilled or waived in accordance with this Agreement (the "Closing Date"), at the offices of Schiff Hardin & Waite, 7200 Sears Tower, 233 Wacker Drive, Chicago, Illinois 60606, unless another date, time or place is agreed to in writing by the parties hereto.

          Section 1.3 EFFECTIVE TIME. The parties hereto will file with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") on the date of the Closing (or on such other date as PennCorp and the Company may agree) a certificate of merger or other appropriate documents, mutually satisfactory in form and substance to PennCorp and the Company and executed in accordance with the relevant provisions of the Delaware Code, and make all other filings or recordings required under the Delaware Code in connection with the Merger. The Merger shall become effective upon the filing of the certificate of merger with the Delaware Secretary of State, or at such later time as is specified in the certificate of merger (the "Effective Time").


           Section 1.4 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of PennCorp, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable law.


          Section 1.5 BY-LAWS. The By-Laws of PennCorp, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law, the By-Laws or the Certificate of Incorporation of the Surviving Corporation.


          Section 1.6 DIRECTORS. Subject to Section 4.16, the directors of PennCorp at the Effective Time shall be the directors of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation or By-Laws of the Surviving Corporation, or as otherwise provided by law.


           Section 1.7 OFFICERS. The officers of PennCorp at the Effective Time shall be the officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of
Incorporation or By-Laws of the Surviving Corporation, or as otherwise provided by law.


          Section 1.8    THIS SECTION INTENTIONALLY OMITTED.



          Section 1.9    CONVERSION OF COMMON SHARES.


          Section 1.9.1 OUTSTANDING COMMON SHARES. Subject to the other provisions of this Section 1.9, each share of common stock, $5.00 par value, of the Company (the "Common Shares") issued and outstanding immediately prior to the Effective Time (other than shares held as treasury shares by the Company and Dissenting Shares (as defined in Section 1.13 below)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into (i) the right to receive $29.50 in cash, without interest (the "Cash Price"), or (ii) the right to receive the fraction (rounded to the nearest ten-thousandth of a share) of a validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of PennCorp ("PennCorp Common Stock") determined by dividing the Cash Price by the PennCorp Share Price (as defined below) (the "Exchange Ratio") or (iii) the right to receive a combination of cash and shares of PennCorp Common Stock determined in accordance with
Section 1.9.3 or Section 1.9.4 below. The "PennCorp Share Price" shall be equal to the Trading Average (as defined below); provided, however, that (x) if the Trading Average is less than $31.658 then the PennCorp Share Price shall be $31.658, and if the Trading Average is greater than $38.693, then the PennCorp Share Price shall be $38.693, (y) under certain circumstances set forth in Section 6.3.4, it shall be a condition to the Company's obligation to effect the Merger that the Trading Average shall not be less than $28.140, and (z) under certain circumstances set forth in Section 6.2.5, it shall be a condition to PennCorp's obligation to effect the Merger that the Trading Average shall not be greater than $42.210. The "Trading Average" shall be equal to the average of the closing prices of the PennCorp Common Stock on the New York Stock Exchange ("NYSE") Composite Transactions Reporting System, as reported in the Wall Street Journal, for the 20 trading days immediately preceding the second trading day prior to the Effective Time.


     Section 1.9.2   THIS SECTION INTENTIONALLY OMITTED.


     Section 1.9.3 CASH ELECTION. Subject to the immediately following sentence, each record holder of Common Shares immediately prior to the Effective Time will be entitled to elect to receive solely cash for all or any part of such holder's Common Shares (a "Cash Election"). Notwithstanding the foregoing and subject to Section 1.9.9, the number of Common Shares that may be converted into the right to receive cash in the Merger (the "Cash Election Number") shall not exceed the number of Common Shares determined by dividing (i) $100,000,000 less the sum of (x) the dollar amount required to redeem the Preferred Stock (as defined in Section 1.10), (y) the dollar amount required to cancel and cash out the Employee Options and the Restricted Stock (as those terms are defined in Section 1.12) in accordance with Section 1.12 of this Agreement and (z) the dollar amount required to purchase the Common Shares and the Preferred Stock held by the Company's retirement plans, as contemplated by
Section 5.1(ii)(z), by (ii) the Cash Price. Cash Elections shall be made on a form designed for that purpose (a "Form of Election"). Holders of record of Common Shares who hold such Common Shares as nominees, trustees or in other representative capacities (a "Representative") may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the Common Shares held by such Representative for a particular beneficial owner. To the extent not covered by a properly given Cash Election, all Common Shares issued and outstanding immediately prior to the Effective Time shall, except as provided in Section 1.9.1, be converted into the right to receive solely PennCorp Common Stock for such Common Shares.


     Section 1.9.4 CASH ELECTION SHARES. If the aggregate number of Common Shares covered by Cash Elections (the "Cash Election Shares") exceeds the Cash Election Number, all Cash Election Shares shall be converted into the right to receive cash and PennCorp Common Stock in the following manner:


     each Cash Election Share shall be converted into the right to receive (i) an amount in cash, without interest, equal to the product of (x) the Cash Price and (y) a fraction (the "Cash Fraction"), the numerator of which shall be the Cash Election Number and the denominator of which shall be the total number of Cash Election Shares, and (ii) a number of shares of PennCorp Common Stock equal to the product of (x) the Exchange Ratio (as adjusted pursuant to Section 6.2.5 or Section 6.3.5, if applicable) and (y) a fraction equal to one minus the Cash Fraction.

     Section 1.9.5 FORM OF ELECTION. Cash Elections shall be made by record holders of Common Shares by mailing to the Paying Agent a Form of Election. To be effective, a Form of Election must be properly completed, signed and submitted to the Paying Agent and accompanied by the certificates representing the Common Shares as to which the election is being made (or by an appropriate guarantee of delivery of such certificate signed by a trust company in the United States or a member of a registered national securities exchange or the National Association of Securities Dealers, Inc. (the "NASD")). PennCorp will have the discretion, which it may delegate in whole or in part to the Paying Agent, to determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The decision of PennCorp (or the Paying Agent) in such matters shall be conclusive and binding. Neither PennCorp nor the Paying Agent will be under any obligation to notify any person of any defect in a Form of Election submitted to the Paying Agent. The Paying Agent shall also make all computations contemplated by this
Section 1.9 and all such computations shall be conclusive and binding on the holders of Common Shares.


    Section 1.9.6 DEEMED NON-ELECTION. For the purposes hereof, a holder of Common Shares who does not submit a Form of Election that is received by the Paying Agent prior to the Election Deadline (as defined in Section 1.9.9) shall be deemed not to have properly made a Cash Election. If PennCorp or the Paying Agent shall determine that any purported Cash Election was not properly made, such purported Cash Election shall be deemed to be of no force and effect.


    Section 1.9.7 ELECTION DEADLINE. PennCorp and the Company shall each use its best efforts to mail the Form of Election, with a Joint Proxy Statement (as defined in Section 2.4), to the record holders of the Common Shares for the Stockholders Meeting (as defined in Section 4.2), and to all persons who become record holders of Common Shares during the period between the record date for the Stockholders Meeting and 10:00 a.m. New York time, on the date seven calendar days prior to the anticipated Effective Time and to make the Form of Election available to all persons who become record holders of Common Shares subsequent to such day and no later than the close of business on the business day prior to the Effective Time. A Form of Election must be received by the Paying Agent by 5:00 p.m., New York City time, on the last business day prior to the Effective Time (the "Election Deadline") in order to be effective. All elections may be revoked in writing by the record holders submitting Forms of Election until the Election Deadline.


    Section 1.9.8 TREASURY SHARES. Each Common Share issued and outstanding immediately prior to the Effective Time which is then held as a treasury share by the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Company, be cancelled and retired and cease to exist, without any conversion thereof.


    Section 1.9.9 ADJUSTMENT PER TAX OPINION. If, after having made the calculation under Section 1.9.4 hereof and taking into account Dissenting Shares, the Tax Opinions referred to in Sections 6.2.3 and 6.3.3 cannot be rendered (as reasonably determined by Weil, Gotshal & Manges LLP, counsel to PennCorp, and Schiff Hardin & Waite, counsel to the Company), as a result of the Merger possibly failing to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under section 368(a) of the Code, then PennCorp shall, on a pro rata basis, reduce to the minimum extent necessary to enable the Tax Opinions to be rendered, the amount of cash to be delivered with respect to the Cash Election Shares and in lieu thereof shall deliver such number of shares of PennCorp Common Stock that equal (a) the amount of cash that has been reduced in order to render the Tax Opinions divided by (b) the PennCorp Share Price, and the Cash Election Number shall be appropriately adjusted to effect such reduction.


    Section 1.9.10 IMPACT OF STOCK SPLITS, ETC. In the event of any change in PennCorp Common Stock between the date of this Agreement and the Effective Time by reason of any stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of Common Stock or the like, the Exchange Ratio, the Cash Price and the calculation of all share prices provided for in this Agreement shall be proportionately adjusted.


           Section 1.10 PREFERRED STOCK. On or prior to the Closing Date, the Company shall take all necessary action under its Certificate of Incorporation, as amended, to redeem and retire any and all $2.50 Convertible Preferred Stock, $5.00 par value (the "Preferred Stock") outstanding at a redemption price of $55.00 per share plus accrued and unpaid dividends to the redemption date so that as of the Closing Date the only issued and outstanding capital stock of the Company are Common Shares.


           Section  1.11   EXCHANGE  OF  CERTIFICATES AND RELATED
                           MATTERS.


    Section 1.11.1 PAYING AGENT. Promptly after completion of the allocation and election procedures in Section 1.9 and subject to adjustment as provided therein, PennCorp shall deposit with its transfer agent and registrar (the "Paying Agent"), for the benefit of the holders of Common Shares, (i) certificates representing the shares of PennCorp Common Stock equal to (x) the Exchange Ratio (as adjusted pursuant to Section 6.2.5 or Section 6.3.4, if applicable) multiplied by (y) the number of Common Shares to be converted into the right to receive PennCorp Common Stock in the Merger and (ii) cash in an amount equal to (x) the Cash Price multiplied by (y) the Cash Election Number (or such lesser number of shares subject to properly made Cash Elections). The certificates for shares of PennCorp Common Stock, together with any dividends or distributions with respect to such certificates, and the cash for the Common Shares are hereinafter referred to as the "Payment Fund".


    Section 1.11.2 EXCHANGE PROCEDURES. Upon surrender to the Paying Agent of a certificate representing Common Shares for cancellation, together with a letter of transmittal and such other customary documents as may be required by the instruction to the letter of transmittal (collectively, the "Certificate") and acceptance thereof by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (i) certificates evidencing that number of whole shares of PennCorp Common Stock which such holder has the right to receive in respect of Common Shares previously represented by such Certificate in accordance with Section 1.9.1, (ii) cash to which such holder is entitled to receive in accordance with Section 1.9.1, (iii) cash in lieu of fractional shares of PennCorp Common Stock to which such holder is entitled pursuant to Section 1.11.6, and (iv) any dividends or other distributions to which such holder is entitled pursuant to Section 1.11.4 (the shares of PennCorp Common Stock, dividends, distributions and cash described in clauses (i), (ii), (iii) and (iv) are referred to collectively as the "Merger Consideration"). The Paying Agent shall accept such Certificate upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate representing Common Shares surrendered in exchange therefor is registered on the record books of the Company, it shall be a condition to such exchange that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of such consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of any Certificate representing Common Shares and if any such Certificate is presented to the Company for transfer, it shall be cancelled against delivery of the Merger Consideration as hereinabove provided. Until surrendered as contemplated by this
Section  1.11.2,  each  Certificate  representing  Common  Shares
(other than a Certificate representing Common Shares to be cancelled in accordance with Section 1.9.8), shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without any interest thereon.


    Section 1.11.3 LETTER OF TRANSMITTAL. Promptly after the Effective Time (but in no event more than five business days thereafter), PennCorp shall require the Paying Agent to mail to each record holder of Certificates that immediately prior to the Effective Time represented Common Shares which have been converted pursuant to Section 1.9, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of Certificates representing Common Shares to the Paying Agent and shall be in such form and have such provisions as PennCorp reasonably may specify) and instructions for use in surrendering such Certificates and receiving the Merger Consideration to which such holder shall be entitled therefor pursuant to Section 1.9.


    Section 1.11.4 DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to PennCorp Common Stock with a record date after the Effective Time shall be paid to the holder of any Certificate that immediately prior to the Effective Time represented Common Shares which have been converted pursuant to Section 1.9, and no other part of the Merger Consideration shall be paid to any such holder, until the surrender for exchange of such Certificate in accordance with this Article I. Following surrender for exchange of any such Certificate, there shall be paid to the holder of Certificates evidencing whole shares of PennCorp Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the number of whole shares of PennCorp Common Stock into which the Common Shares represented by such Certificate immediately prior to the Effective Time were converted pursuant to Section 1.9, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time, but prior to such surrender, and with a payment date subsequent to such surrender, payable with respect to such whole shares of PennCorp Common Stock.


    Section 1.11.5 NO FURTHER OWNERSHIP RIGHTS IN SHARES. The Merger Consideration paid upon the surrender for exchange of Certificates representing Common Shares in accordance with the terms of this Article I shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Common Shares theretofore represented by such certificates, subject, however, to the Surviving Corporation's obligation (if any) to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared by the Company on such Common Shares in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time.


    Section 1.11.6 NO FRACTIONAL SHARES. No certificates or scrip representing fractional shares of PennCorp Common Stock shall be issued upon the surrender for exchange of Certificates that immediately prior to the Effective Time represented Common Shares which have been converted pursuant to Section 1.9, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of PennCorp. Notwithstanding any other provisions of this Agreement, each holder of Common Shares who would otherwise have been entitled to receive a fraction of a share of PennCorp Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of PennCorp Common Stock multiplied by the PennCorp Share Price.


    Section 1.11.7 TERMINATION OF PAYMENT FUND. Any portion of the Payment Fund which remains undistributed to the holders of the Certificates representing Common Shares for 120 days after the Effective Time shall be delivered to PennCorp, upon demand, and any holders of Common Shares who have not theretofore complied with this Article I shall thereafter look only to PennCorp and only as general creditors thereof for payment, without interest, of their claim for any Merger Consideration and any dividends or distributions with respect to PennCorp Common Stock.


    Section 1.11.8 NO LIABILITY. Neither PennCorp nor the Paying Agent shall be liable to any person in respect of any cash, Common Shares or dividends or distributions payable from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates representing Common Shares shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 2.4)), any such cash, Common Shares, dividends or distributions payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of PennCorp free and clear of all claims or interest of any person previously entitled thereto.


           Section 1.12 STOCK OPTIONS AND RESTRICTED STOCK. The Company has advised PennCorp and hereby confirms that the Compensation Committee of the Company's Board of Directors (the "Compensation Committee"), in administering the "Washington National Corporation Stock Benefit Plan, as Amended" (the "Plan"), shall, in accordance with the terms of the Plan and the agreements entered into thereunder with respect to employee stock options to purchase Common Shares ("Employee Options"), and Common Shares of restricted stock ("Restricted Stock"), provide for (i) the acceleration of the exercisability of Employee
Options, (ii) the ability of certain retirees who have Employee Options to exercise those Employee Options up to the Effective Time, (iii) the ability of certain individuals whose employment with the Company was terminated prior to the date of this Agreement or whose employment is terminated between the date of this Agreement and the Effective Time to exercise Employee Options for a period ending on the earlier of the Effective Time and one year from the date of termination of employment with the Company, and (iv) the acceleration of the date on which restrictions applicable to Restricted Stock shall lapse. Notwithstanding anything in this Agreement to the contrary, the Company shall take all actions necessary to cause each Employee Option outstanding immediately prior to the Effective Time be cancelled by the Company, and each holder of a cancelled Employee Option shall receive from the Company in consideration for the cancellation of such Employee Option an amount in cash (less applicable withholding taxes) equal to the product of (i) the number of Common Shares previously subject to such Employee Option and (ii) the excess, if any, of the Cash Price over the exercise price per Common Share previously subject to such Employee Option. The Company shall take all actions necessary to cause each share of Restricted Stock outstanding immediately prior to the Effective Time to be cancelled by the Company, and each holder of a cancelled share of Restricted Stock shall receive from the Company in consideration for the cancellation of such Restricted Stock an amount in cash equal to 125% of the Cash Price, less applicable withholding taxes.


           Section 1.13 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, the Common Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded properly in writing appraisal for such Common Shares in accordance with Section 262 of the Delaware Code and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights shall not be converted into or represent the right to receive the Merger Consideration ("Dissenting Shares"). Such stockholders shall be entitled to receive payment of the appraised value of such Common Shares held by them in accordance with the provisions of such
Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Common Shares held by them under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration, upon surrender, in the manner provided in Section 1.11.2, of the Certificate or Certificates that formerly evidenced such Common Shares. The Company shall give PennCorp prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware law and received by the Company, and PennCorp shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of PennCorp, make any payment with respect to any demands for appraisal, or settle or offer to settle, any such demands.

                           ARTICLE 2

          REPRESENTATIONS AND WARRANTIES OF THE COMPANY


           The Company hereby represents and warrants to PennCorp as follows:

           Section 2.1 ORGANIZATION, STANDING AND CORPORATE POWER. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of
Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing as a foreign corporation in the states of Illinois and Indiana, which are the only jurisdictions in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have a Material Adverse Effect. As used in this Agreement, the term "Material Adverse Effect" means with respect to the Company a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Company and its subsidiaries taken as a whole. The Company has delivered to PennCorp complete and correct copies of its Certificate of Incorporation and By-Laws, as amended to the date of this Agreement.


           Section 2.2 CAPITAL STRUCTURE. The authorized capital stock of the Company consists of 60,000,000 Common Shares and 10,000,000 shares of preferred stock, $5.00 par value. At the close of business on November 6, 1996, (i) 12,337,699 Common Shares were issued and outstanding; (ii) 3,383,473 Common Shares were held as treasury stock; (iii) 0 Common Shares were held by subsidiaries of the Company; (iv) 267,859 Common Shares were reserved for issuance upon the conversion of outstanding shares of Preferred Stock; (v) 1,051,553 Common Shares were reserved for issuance upon the exercise of issued and issuable options to purchase Common Shares and for use in connection with Restricted Stock grants; (vi) 34,343 Common Shares were reserved for issuance in connection with the Company's dividend reinvestment plan; and (vii) 142,858 shares of preferred stock were issued and outstanding, all of which have been designated as $2.50 Convertible Preferred Stock. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. No bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of the Company may vote are issued or outstanding. Section 2.2 of the Disclosure Schedule sets forth the following information with respect to each Employee Option and Restricted Stock award outstanding on the date hereof, and each Restricted Stock award which has been forfeited by an Eligible Employee (as defined in Section 5.6): (x) the name of the recipient, (y) the number of Common Shares subject to such Employee Option and Restricted Stock award, and (z) the applicable exercise price for each Employee Option. Except as set forth above or in Section 2.2 of the Disclosure Schedule, the Company does not have any outstanding option, warrant, subscription or other right, agreement or commitment which either obligates the Company to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of capital stock of the Company, or which restricts the transfer of Common Shares or preferred stock.


          Section 2.3    SIGNIFICANT SUBSIDIARIES.


           (i) Section 2.3(i) of the Disclosure Schedule sets forth the name of each Significant Subsidiary of the Company (the "Significant Subsidiaries") and the state or jurisdiction of its incorporation. Each Significant Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority or necessary governmental approvals would not individually or in the aggregate have a Material Adverse Effect. Each Significant Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have a Material Adverse Effect. For purposes of this Agreement, a "Significant Subsidiary" of the Company means each of Washington National Insurance Company, United Presidential Corporation and United Presidential Life Insurance Company, which are the only subsidiaries of the Company that would constitute "significant subsidiaries" within the meaning of Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC"). Except as disclosed in Section 2.3(i) of the Disclosure Schedule, each of the Significant Subsidiaries that is an insurance company is (a) duly licensed or authorized as an insurance company in its jurisdiction of incorporation and (b) duly licensed or authorized as an insurance company in each other jurisdiction where it is required to be so licensed or authorized. The subsidiaries of the Company (other than the Significant Subsidiaries), if considered as a whole, would not constitute a "significant subsidiary" within the meaning of Rule 1-02 of Regulation S-X.

           (ii) Section 2.3(ii) of the Disclosure Schedule sets forth, as to each Significant Subsidiary, its authorized capital stock and the number of its issued and outstanding shares of capital stock. The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each of the Significant Subsidiaries, and no capital stock of any Significant Subsidiary is or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any Significant Subsidiary, and there are no contracts, commitments, understandings or arrangements by which the Company or any Significant Subsidiary is or may be bound to issue, redeem, purchase or sell additional shares of capital stock of any Significant Subsidiary or securities convertible into or exchangeable or exercisable for any such shares. All of such shares so owned by the Company are validly issued, fully paid and nonassessable and are owned by it or by another wholly-owned subsidiary thereof free and clear of all liens, claims, encumbrances, restraints on alienation, or any other restrictions with respect to the transferability or assignability thereof (other than restrictions on transfer imposed by federal or state securities laws).

              Section 2.4 AUTHORITY; NONCONTRAVENTION. The Company has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to the approval of its stockholders as set forth in Section 4.2. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement has been duly executed and delivered by PennCorp, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except that the enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditor's rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). Except as disclosed in Section 2.4 of the Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, (i) conflict with any of the provisions of the Certificate of Incorporation or By-Laws of the Company or the comparable documents of any of the Significant Subsidiaries, (ii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their assets is bound or affected, or
(iii) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, subject, in the case of clauses (ii) and (iii), to those conflicts, breaches, defaults and similar matters, which, individually or in the aggregate, would not have a Material Adverse Effect nor materially and adversely affect the Company's ability to consummate the transactions contemplated hereby. No consent, approval or authorization of, or declaration or filing with, or notice to, any governmental agency or regulatory body, court, agency, commission, division, department, public body or other authority (a "Governmental Entity") which has not been received or made, is required by or with respect to the Company or any Significant Subsidiary in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing of premerger notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") with respect to the Merger, (ii) the filings and/or notices required under the insurance laws of the jurisdictions set forth in Section 2.3(i) of the Disclosure Schedule, (iii) the filing with the SEC of (x) a proxy statement relating to the approval by the stockholders of the Company of the Merger (such proxy statement, together with the proxy statement relating to the PennCorp Stockholder Approval (as defined in Section 3.13), in each case as amended or supplemented from time to time, is referred to herein as the "Joint Proxy Statement"), and (y) such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iv) the filing of the certificate of merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (v) such other consents, approvals, authorizations, filings or notices as are set forth in Section 2.4 of the Disclosure Schedule.


           Section 2.5 SEC DOCUMENTS. The Company has timely filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1994 (such reports, schedules, forms, statements and other documents are hereinafter referred to as the "SEC Documents"). As of their respective dates, the SEC Documents complied with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved ("GAAP") (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as permitted by Rule 10-01 of Regulation S-X) and fairly present, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited interim financial statements, to normal recurring adjustments).


           Section 2.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the SEC Documents filed and publicly available prior to November 11, 1996 (the "Filed SEC Documents") or in Section 2.6 of the Disclosure Schedule, since the date of the most recent audited financial statements included in the Filed SEC Documents, the Company and its subsidiaries have conducted their business only in the ordinary course, and except as otherwise expressly permitted by this Agreement, there has not been (i) any change which has had or which would have a Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's outstanding capital stock (other than regular quarterly cash dividends of $.27 per Common Share and $.62 1/2 per share of Preferred Stock, in accordance with usual record and payment dates and in accordance with the Company's present dividend policy), (iii) any split, combination or reclassification of any of its outstanding capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, (iv)
(x) any granting by the Company or any of its subsidiaries to any director, officer or other employee of the Company or any of its subsidiaries of any increase in compensation, except in the case of employees in the ordinary course of business consistent with prior practice, or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents, (y) any granting by the Company or any of its subsidiaries to any such director, officer or other employee of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents, (z) any entry by the Company or any of its subsidiaries into any employment, severance, change of control, termination or similar agreement with any officer, director or other employee, (v) any change in the method of accounting or policy used by the Company or any of its subsidiaries and disclosed in the financial statements included in the Filed SEC Documents or in the Annual Statement or the Quarterly Statement (as those terms are defined in
Section 2.10(iii)) most recently filed and publicly available prior to the date hereof, other than changes which were required by GAAP or SAP (as defined in Section 2.10(iii)) or Guideline 22 of the National Association of Insurance Commissioners, (vi) made any material amendment to the insurance policies or annuity contracts in force of any Significant Subsidiary or made any material change in the methodology used in the determination of the Reserve Liabilities (as defined in Section 2.10(iv)) of the Significant Subsidiaries or any reserves contained in the financial statements included in the Filed SEC Documents or in the Annual Statement or the Quarterly Statement most recently filed and publicly available prior to the date hereof with respect to insurance policies and annuity contracts, (vii) terminated, amended, or entered into as ceding or assuming insurer any reinsurance, coinsurance or other similar agreement or any trust agreement or security agreement relating thereto, other than renewals on substantially the same terms, in the ordinary course of business, (viii) introduced any insurance policy or annuity contract, or (x) made any material changes in its customary marketing, pricing, underwriting, investing or actuarial practices and policies.


           Section 2.7 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in the Filed SEC Documents or in Section 2.7 of the Disclosure Schedule or which were incurred after June 30, 1996 in the ordinary course of business (and which, other than liabilities for policy benefits, individually or in the aggregate, are immaterial in amount) or in connection with the transactions contemplated by this Agreement, the Company and its subsidiaries do not have any material liabilities or obligations of a nature required by GAAP to be reflected in a consolidated balance sheet (or reflected in the notes thereto) of the Company and its subsidiaries.


           Section 2.8    BENEFIT PLANS.  Schedule 2.8 sets forth
a  complete  and  correct list of all Benefit Plans  (as  defined
below).   Except  as disclosed in Section 2.8 of  the  Disclosure
Schedule:


           (i) Each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (hereinafter a "Pension Plan"), "employee welfare benefit plan" (as defined in
Section 3(1) of ERISA) (hereinafter a "Welfare Plan"), and each other plan, arrangement or policy (written or oral) relating to stock options, stock purchases, compensation, deferred compensation, severance, fringe benefits or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company and its subsidiaries for the benefit of any present or former officers, employees, agents, directors or independent contractors of the Company or its subsidiaries (all the foregoing being herein called "Benefit Plans") has been administered in accordance with its terms. The Company, its subsidiaries and all the Benefit Plans are in compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the "Code"), all other applicable laws and all applicable collective bargaining agreements. Complete and correct copies of all current and prior documents, including all amendments thereto, with respect to each Benefit Plan have been delivered to PennCorp.

           (ii) None of the Company or any other person or entity that together with the Company is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each a "Commonly Controlled Entity") has incurred any liability to a Pension Plan covered by Title IV of ERISA (other than for contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for the payment of premiums not yet due) which liability has not been fully paid as of the date hereof.

           (iii) No Commonly Controlled Entity is required to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or has withdrawn from any multiemployer plan where such withdrawal has resulted or would result in any "withdrawal liability" (within the meaning of Section 4201 of ERISA) that has not been fully paid.

           (iv) No matter is pending relating to any Benefit Plan before any court or governmental agency.

           (v) Neither the Company nor a Commonly Controlled Entity, nor any of their respective employees or directors, nor any fiduciary, has engaged in any transaction, including the execution and delivery of this Agreement and other agreements, instruments and documents for which execution and delivery by the Company is contemplated herein, in violation of Section 406(a) or
(b) of ERISA or which is a "prohibited transaction" (as defined in Section 4975(c)(i) of the Code) for which no exemption exists under Section 408(b) of ERISA or Section 4975(d) of the Code or for which no administrative exemption has been granted under
Section 408(a) of ERISA.

           (vi) The Benefit Plans and their related trusts intended to qualify under Sections 401 and 501(a) of the Code, respectively, received favorable determination letters from the Internal Revenue Service and the Company believes such Plans and their related trusts continue to qualify and operate as designed. Any voluntary employee benefit association which provides benefits to current or former employees of the Company and its subsidiaries, or their beneficiaries received a favorable determination letter from the Internal Revenue Service and the Company believes such associations continue to qualify and operate as designed.

           (vii) The Company and its subsidiaries have no liability (contingent or otherwise) under Section 4069 of ERISA by reason of a transfer of any underfunded pension plan.

            (viii) Nothing has occurred or is reasonably expected to occur in connection with the transactions contemplated by the Reinsurance Agreement dated as of October 1, 1996, as amended, between Washington National Insurance Company and Trustmark Insurance Company and the Reinsurance Agreement Dated as of July 31, 1996, as amended, between Washington National Insurance Company and Pioneer Financial Services, Inc. which would result in material liabilities (contingent or otherwise) of the Company and its subsidiaries with respect to employees of such discontinued operations. The amounts of severance pay, pay in lieu of notice under the Workers Adjustment and Retraining Notification Act, and other severance benefits incurred or reasonably expected to be incurred in connection with such employees is set forth on Section 2.8(viii) of the Disclosure Schedule.

           (ix) Complete and correct copies of the most recent actuarial reports (including for purposes of Financial Accounting Standards Board report no. 87, 106 and 112) with respect to each Benefit Plan providing retiree medical or life insurance coverage for employees of the Company and its subsidiaries have been provided to PennCorp. Except as disclosed in Section 2.8(ix) of the Disclosure Schedule, no current employee of the Company or its subsidiaries would be entitled if his or her employment with the Company and its subsidiaries is terminated to any retiree medical or insurance coverage.

           (x) Except as disclosed in Section 2.8(x) of the Disclosure Schedule any amount that could be received as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its subsidiaries under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G of the Code).

           (xi) Except as disclosed in Section 2.8(xi) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, as a result of such transactions or any event occurring thereafter (i) result in any payment becoming due to any employee (current, former or retired) of the Company and its subsidiaries, (ii) increase any benefits under any Benefit Plan or (iii) result in the acceleration of the time of payment of, vesting of or other rights with respect to any such benefits.

           Section 2.9    TAXES.  Except as disclosed in  Section
2.9 of the Disclosure Schedule:


           (i) Each of the Company and its subsidiaries has duly filed all tax returns and reports required to be filed by it or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file or to have extensions granted that remain in effect would not individually or in the aggregate have a Material Adverse Effect. All tax returns filed by the Company and each of its subsidiaries are complete and accurate except to the extent that such failure to be complete and accurate would not have a Material Adverse Effect. The Company and each of its subsidiaries has paid (or the Company has paid on the Subsidiaries' behalf) all taxes shown as due on such returns, and the most recent financial statements contained in the Filed SEC Documents and all SEC Documents filed prior to the Closing Date reflect an adequate reserve for all taxes payable by the Company and the Significant Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

           (ii) No deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries that are not adequately reserved for, except for deficiencies that would not individually or in the aggregate have a Material Adverse Effect, and, except as set forth on Section
2.9 of the Disclosure Schedule, no requests for waivers of the time to assess any such taxes have been granted or are pending. The Federal income tax returns of the Company and each of its subsidiaries consolidated in such returns have been examined by and settled with the United States Internal Revenue Service, or the statute of limitations on assessment or collection of any Federal income taxes due from the Company or the any of its subsidiaries has expired, through such taxable years as are set forth in Section 2.9 of the Disclosure Schedule.

           (iii) As used in this Agreement, "taxes" shall include all Federal, state, local and foreign income, property, premium, franchise, sales, excise, employment, payroll, withholding and other taxes, tariffs or governmental charges of any nature whatsoever and any interest, penalties and additions to taxes relating thereto.

           (iv) Neither the Company nor any of its subsidiaries has made, nor is obligated to make, in connection with the transactions contemplated by this Agreement or otherwise, any payments that will not be deductible because of the application of Section 280G or Section 162(m) of the Code.

           (v) Neither the Company nor any of its subsidiaries has made any election, filed any consent or entered into any agreement with respect to taxes that is not reflected on the federal income tax returns of the Company and its subsidiaries for the three years ended December 31, 1995 (copies of which returns have been made available to PennCorp for review prior to the date of this Agreement) and that would reasonably be expected to be material to the Company and the subsidiaries taken as a whole.

          (vi) There will be no subtraction from the policyholder surplus account of the Significant Subsidiaries under Section 815 of the Code from December 31, 1995 up to and including the Effective Time.

           (vii) Washington National Insurance Company and United Presidential Life Insurance Company qualify and will qualify until the Effective Time as "life insurance companies" within the meaning of Section 816(a) of the Code and the treasury regulations thereunder.

          Section 2.10 COMPLIANCE WITH APPLICABLE LAWS. Except as disclosed in Section 2.10 of the Disclosure Schedule:


           (i) The business of the Company and each of the Significant Subsidiaries is being conducted in compliance in all material respects with all applicable laws, including, without limitation, all insurance laws, ordinances, rules and regulations, decrees and orders of any Governmental Entity, and all material notices, reports, documents and other information required to be filed thereunder within the last three years were properly filed and were in compliance in all material respects with such laws.

            (ii) The Company, and each of the Significant Subsidiaries, has all licenses (including, without limitation, insurance licenses), permits, authorizations, franchises, and rights ("Licenses") which are necessary for it to own, lease or operate its properties and assets and to conduct its business as now conducted. The business of the Company and each of the Significant Subsidiaries has been and is being conducted in compliance in all material respects with all such Licenses. All restrictions and limitations on those Licenses requested or required by any insurance regulator are disclosed in the Filed SEC Documents or in Section 2.10(ii) of the Disclosure Schedule. All such Licenses are in full force and effect, and there is no proceeding or investigation pending or, to the knowledge of the Company, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such License.

            (iii)       Each  Annual  Statement  filed   by   any
Significant Subsidiary of the Company that is an insurance company with the insurance regulator in its state of domicile (each, an "Annual Statement") (including without limitation the Annual Statements of any separate accounts) for the year ended December 31, 1995, together with all exhibits and schedules thereto, and financial statements relating thereto, and any actuarial opinion, affirmation or certification filed in connection therewith, and each Quarterly Statement so filed (each, a "Quarterly Statement") for the quarterly periods ended after January 1, 1996, together with all exhibits and schedules thereto, with respect to each Significant Subsidiary that is an insurance company (including any separate accounts thereof) were prepared in conformity with the statutory accounting practices prescribed or permitted by the insurance regulatory authorities of the applicable state of domicile applied on a consistent basis ("SAP"), present fairly, in all material respects, to the extent required by and in conformity with SAP, the statutory financial condition of such Significant Subsidiary (including any separate accounts thereof) at their respective dates and the results of operations, changes in capital and surplus and cash flow of such Significant Subsidiary (including any separate accounts thereof) for each of the periods then ended, and were correct in all material respects when filed and there were no material omissions therefrom when filed. No deficiencies or violations material to the financial condition or operations of any such Significant Subsidiary (including any separate accounts thereof) have been asserted in writing by any insurance regulator with respect to the foregoing financial statements which have not been cured or otherwise resolved to the satisfaction of such insurance regulator and which have not been disclosed in writing to
PennCorp prior to the date of this Agreement. No Significant Subsidiary that is an insurance company is required to file different or supplemental Annual Statements or Quarterly Statements with the insurance regulators of any other jurisdiction.

           (iv) All reserves and other liabilities reflected in lines 1, 2, 3 and 4 of page 3 of the 1995 Annual Statement of each Significant Subsidiary that is an insurance company ("Reserve Liabilities") and all Reserve Liabilities reflected in the Quarterly Statement or Annual Statement, as the case may be, filed most recently prior to the Closing Date (i) were determined in accordance with commonly accepted actuarial standards consistently applied except as noted therein, (ii) were fairly stated in accordance with sound actuarial principles, (iii) were based on actuarial assumptions which were in accordance with or more conservative than those appropriate for such insurance policies and annuity contracts, (iv) met the requirements of the insurance laws (including laws with respect to cash flow testing) of the state of domicile and met, in all material respects, the requirements of the insurance laws (including laws with respect to cash flow testing) of all other jurisdictions in which such Significant Subsidiary is licensed to write insurance or issue annuities and (v) reflected the related reinsurance, coinsurance and other similar agreements of such Significant Subsidiary. Adequate provision for all such Reserve Liabilities has been made (under commonly accepted actuarial principles consistently applied) to cover the total amount of all reasonably anticipated matured and unmatured benefits (including guaranteed and non-guaranteed benefits), claims and other liabilities of each Significant Subsidiary under all insurance policies and annuity contracts under which any Significant Subsidiary has any liability (including without limitation, any liability arising under or as a result of any reinsurance, coinsurance or other similar agreement).

           (v) Each Significant Subsidiary that has been or is required to do so has filed all forms, reports, statements and other documents required by law to be filed by it with the SEC, including, without limitation, all reports required under the Exchange Act and all other reports and registration statements, including, without limitation, in connection with sales of variable products, and all amendments and supplements to all such reports and registration statements, and such forms, reports, statements and other documents including without limitation those filed after the date hereof, did not at the time they were filed (at the time they became effective and remained effective in the case of registration statements and amendments thereto) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the separate accounts of the Significant Subsidiaries that is required to be registered as an investment company under the Investment Company Act of 1940, as amended, is so registered (each of which is listed in Section 2.10(v) of the Disclosure Schedule). All forms, reports, statements and other documents required by law to be filed by on behalf of such separate accounts with the SEC, including, without limitation, all registration statements and all amendments or supplements to all such registration statements in connection with sales of variable products, including without limitation those filed after the date hereof, have been so filed and did not at the time they were filed (at the time they became effective and remained effective in the case of registration statements and amendments thereto) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      Section  2.11   INSURANCE ISSUED.  Except as set  forth  in
Section 2.11 of the Disclosure Schedule, with respect to all insurance issued:


           (i) All insurance policies, annuity contracts and assumption certificates issued by the Significant Subsidiaries have been issued, to the extent required by applicable law, on forms approved by the insurance regulatory authority of the jurisdiction where issued or have been filed with and not objected to by such authority within the period prescribed for such objection, and utilize premium rates which if required to be filed with or approved by insurance regulatory authorities have been so filed or approved and the premiums charged conform thereto.

          (ii) All insurance policy and annuity contract benefits payable by any Significant Subsidiary and, to the knowledge of the Company, by any another Person that is a party to or bound by any reinsurance, coinsurance or other similar agreement with any Significant Subsidiary, have in all material respects been paid in accordance with the terms of the insurance policies, annuity contracts and other contracts under which they arose, except for such benefits for which there is a reasonable basis to contest payment.

           (iii) The Company has not received any information which would reasonably cause it to believe that the financial condition of any other party to any reinsurance, coinsurance or other similar agreement with any Significant Subsidiary is so impaired as to result in a default thereunder.

           (iv) To the knowledge of the Company, all advertising, promotional, sales and solicitation materials and product illustrations used by the Significant Subsidiaries or any agent of the Significant Subsidiaries have complied and are in compliance, in all material respects, with all applicable laws.

           (v) To the knowledge of the Company, each insurance agent, at the time such agent wrote, sold or produced business for any Significant Subsidiary since January 1, 1993 was duly licensed as an insurance agent (for the type of business written, sold or produced by such insurance agent) in the particular jurisdiction in which such agent wrote, sold or produced such business.

          Section 2.12   RATING AGENCIES.  Except as disclosed in
Section 2.12 of the Disclosure Schedule, since June 30, 1995, no rating agency has, other than as a result of the announcement of the Merger or the transactions contemplated hereby (a) imposed conditions (financial or otherwise) on retaining any currently held rating assigned to any of the Significant Subsidiaries that are insurance companies or (b) indicated to the Company that it is considering the downgrade of any rating assigned to any of the Significant Subsidiaries that are insurance companies.


           Section 2.13 OPINION OF FINANCIAL ADVISOR. The Company has received the written opinion of Morgan Stanley and Co. Incorporated, dated the date hereof, to the effect that, as of such date, the Merger Consideration to be received in the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view.


           Section 2.14 BROKERS. Except for Morgan Stanley and Co. Incorporated, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Company directly with PennCorp, without the intervention of any person on behalf of the Company in such manner as to give rise to any valid claim by any person against PennCorp, the Company or any Significant Subsidiary for a finder's fee, brokerage commission, or similar payment. The Company has provided PennCorp with true and complete copies of the agreement between the Company and Morgan Stanley and Co. Incorporated, and the Company has no other agreements or understandings (written or oral) with respect to such services.


           Section 2.15   ENVIRONMENTAL.  Except as set forth  in
Section 2.15 of the Disclosure Schedule:


           (i)  The operations of the Company and the Significant
Subsidiaries are in compliance in all material respects with all applicable Environmental Laws (as defined).

            (ii)   There   are  no  actions,  investigations   or
proceedings pending or, to the knowledge of the Company, threatened against the Company or the Significant Subsidiaries alleging the violation of or seeking to impose liability pursuant to any Environmental Law or Environmental Permit (as defined);

          (iii) The Company has provided PennCorp with copies of all environmental audits, assessments, studies, reports, analyses, investigation results or similar environmentally-related documents of any real property currently or formerly owned, operated or leased by the Company or any of its subsidiaries that are in the possession, custody or control of the Company or its subsidiaries.

           (iv)  As  used  in  this Section  2.15,  each  of  the
following terms shall have the following meanings: (A) "Environmental Law" means any federal, state, local, or foreign law, statute, code, ordinance, rule, regulation or other requirement relating to the environment, natural resources, or public or employee health and safety; and (B) "Environmental Permit" means any permit, approval, authorization, license, variance, registration, or permission required under any applicable Environmental Law or order, writ, injunction or decree.

           Section 2.16 LITIGATION. Except as set forth in the Filed SEC Documents or Section 2.16 of the Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any its subsidiaries is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.


          Section 2.17   LABOR RELATIONS.  Except as set forth in
Section 2.17 of the Disclosure Schedule:


          (i) Neither the Company nor any Significant Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or Significant Subsidiaries and there are no known organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit.

          (ii) There are no strikes, slowdowns, work stoppages or material labor relations controversies pending or, to the knowledge of the Company, threatened between the Company or any Significant Subsidiary and any of their respective employees, and neither the Company nor any Significant Subsidiary has experienced any such strike, slowdown, work stoppage or material controversy within the past three years.

           Section 2.18 HEALTH INSURANCE TRANSACTIONS. The Company's wholly-owned subsidiary, Washington National Insurance Company ("WNIC") has entered into a Reinsurance Agreement dated July 31, 1996, as amended, with Pioneer Life Insurance Company ("Pioneer") and a Reinsurance Agreement dated October 1, 1996, as amended, with Trustmark Insurance Company ("Trustmark") and has complied in all material respects with its obligations thereunder, except for any breach or noncompliance that would not cause, or give Pioneer or Trustmark the right to cause, WNIC to recapture the reinsured policies under the respective Reinsurance Agreements.


           Section 2.19 VOTING REQUIREMENTS. The affirmative vote of the holders of a majority of the outstanding Common Shares and Preferred Stock entitled to vote at the Stockholders Meeting with respect to the approval of the Merger, voting together as a single class, is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

                            ARTICLE 3

           REPRESENTATIONS AND WARRANTIES OF PENNCORP


           PennCorp hereby represents and warrants to the Company as follows:

           Section 3.1 ORGANIZATION, STANDING AND CORPORATE POWER. PennCorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. PennCorp is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary except where the failure to be so qualified would not individually or in the aggregate have a material adverse effect on the ability of PennCorp to consummate the transactions contemplated hereby. PennCorp has delivered to the Company complete and correct copies of its Certificate of Incorporation and By-Laws, as amended to the date of this Agreement.


           Section 3.2 PENNCORP CAPITAL STRUCTURE. As of the date hereof, the authorized capital stock of PennCorp consists of 50,000,000 shares of PennCorp Common Stock and 10,000,000 shares of preferred stock, $0.01 par value. At the close of business on October 31, 1996 there were (i) 28,438,063 shares of Common Stock issued and outstanding, (ii) 190,000 shares of Common Stock held as treasury shares, (iii) 14,515,585 shares of Common Stock reserved for issuance upon the exercise of issued and issuable options, warrants and convertible securities, (iv) 2,300,000 shares of preferred stock designated as "$3.375 Convertible Preferred Stock", (v) 2,875,000 shares of preferred stock designated as "$3.50 Series II Convertible Preferred Stock", (vi) 127,500 shares of preferred stock designated as "Series B Preferred Stock" and (vii) 178,500 shares of preferred stock designated as "Series C Preferred Stock". Except as set forth above,  at  the close of business on October 31, 1996,  no  other shares of capital stock or other voting securities of PennCorp were issued, reserved for issuance or outstanding. All such outstanding shares of capital stock of PennCorp are, and all shares of PennCorp Common Stock which may be issued in connection with the Merger will be, subject to approval by PennCorp's holders of Common Stock of an appropriate amendment to PennCorp's Certificate of Incorporation, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. No bonds, debentures, notes or other indebtedness of PennCorp having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the stockholders of PennCorp may vote are issued or outstanding. All the outstanding shares of capital stock of each "significant subsidiary" (within the meaning of Rule 1-02 of Regulation S-X) of PennCorp have been validly issued and are fully paid and nonassessable and, other than directors' qualifying shares and the shares of Professional Insurance Corporation owned by third parties (representing less than 1/10 of 1% of the outstanding voting power of such corporation) are owned by PennCorp or another subsidiary thereof, free and clear of all liens, claims, encumbrances, restraints on alienation, or any other restrictions with respect to the transferability or assignability thereof (other than restrictions imposed by federal or state securities laws). Except as set forth above or in
Section 3.2 of the PennCorp Disclosure Schedule, as of the date hereof, neither PennCorp nor any "significant subsidiary" of PennCorp has any outstanding option, warrant, subscription or other right, agreement or commitment which either obligates PennCorp or any subsidiary of PennCorp to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of the capital stock of PennCorp or any subsidiary of PennCorp, or which restricts the transfer of PennCorp Common Stock.


              Section    3.3       AUTHORITY;   NONCONTRAVENTION.
PennCorp has all requisite corporate power and and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by PennCorp and the consummation by PennCorp of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of PennCorp, subject to the PennCorp Stockholder Approval at the PennCorp Stockholders Meeting. This Agreement has been duly executed and delivered by and, assuming this Agreement has been duly executed and delivered by the Company and subject to the PennCorp Stockholder Approval, constitutes a valid and binding obligation of PennCorp, enforceable against it in accordance with its terms except that the enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditor's rights generally and
(b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). Except as set forth in Section 3.3 of the PennCorp Disclosure Schedule, and subject to the PennCorp Stockholder Approval, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not (i) conflict with any of the provisions of the Certificate of Incorporation or By-Laws of PennCorp, (ii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture, or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which PennCorp or any of its subsidiaries is a party or by which PennCorp or any of its subsidiaries  or  any of their assets is bound  or  affected,  or
(iii) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, subject, in the case of clauses (ii) and (iii), to those conflicts, breaches, defaults and similar matters, which, individually or in the aggregate, would not materially and adversely affect PennCorp's ability to consummate the transactions contemplated hereby. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity which has not been received or made is required by or with respect to PennCorp in connection with the execution and delivery of this Agreement by PennCorp or the consummation by PennCorp of any of the transactions contemplated hereby, except for (i) the filing of premerger notification and report forms under the HSR Act with respect to the Merger, (ii) the filings and/or notices required under the insurance laws of the jurisdictions set forth in Section 2.3 (i) of the Disclosure Schedule, (iii) the filing with the SEC of (x) a registration statement on Form S-4 by PennCorp in connection with the issuance of PennCorp Common Stock in the Merger (the "Form S-4"), and the Joint Proxy Statement relating to the PennCorp Stockholder Approval, and (y) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iv) the filing of the certificate of merger with the Delaware Secretary of State, and appropriate documents with the relevant authorities of the other states in which the Company is qualified to do business, and (v) such other consents, approvals, authorizations, filings or notices as are set forth in Section 2.4 of the Disclosure Schedule.


           Section 3.4 SEC DOCUMENTS. PennCorp has timely filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1994 (the "PennCorp SEC Documents"). As of their respective dates (or, with respect to any amendment to such PennCorp SEC Documents, as of the date of the filing of such amendment), the PennCorp SEC Documents complied with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such PennCorp SEC Documents, and none of the PennCorp SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of PennCorp included in the PennCorp SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as permitted by Rule 10-01 of Regulation S-X) and fairly present, in all material respects, the consolidated financial position of PennCorp and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited financial statements, to normal recurring adjustments).


           Section 3.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the PennCorp SEC Documents filed and publicly available prior to November 11, 1996 (the "Filed PennCorp SEC Documents") or as disclosed in Section 3.5 of the PennCorp Disclosure Schedule, since the date of the most recent audited financial statements included in the Filed PennCorp SEC Documents, PennCorp and its subsidiaries have conducted their business only in the ordinary course, and there has not been (i) any change which has had or which would have a PennCorp Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of PennCorp's outstanding capital stock (other than regular quarterly cash dividends of $0.05 per share of PennCorp Common Stock, $0.84375 per share of $3.375 Convertible Preferred Stock and $0.875 per share of $3.50 Series II Convertible Preferred Stock in accordance with PennCorp's present dividend policy and other than the accretion of liquidation preference in respect of Series B Preferred Stock and Series C Preferred Stock in accordance with their terms), or
(iii) any split, combination or reclassification of any of its outstanding capital stock or any issuance of the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of, its outstanding capital stock. As used in this Agreement, the term "PennCorp Material Adverse Effect" means with respect to PennCorp a material adverse effect on the business, assets, liabilities, results of operations or financial condition of PennCorp and its subsidiaries taken as a whole.


           Section 3.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in the Filed PennCorp SEC Documents or in
Section 3.6 of the Disclosure Schedule or which were incurred after June 30, 1996 in the ordinary course of business (and which, other than liabilities for policy benefits, individually or in the aggregate, are immaterial in amount) or in connection with the transactions contemplated by this Agreement, PennCorp and its subsidiaries do not have any material liabilities or obligations of a nature required by GAAP to be reflected in a consolidated balance sheet (or reflected in the notes thereto) of PennCorp and its subsidiaries.


          Section 3.7    COMPLIANCE WITH APPLICABLE LAWS.


            (i)   The  business  of  PennCorp  and  each  of  its
"significant subsidiaries" (within the meaning of Rule 1-02 of Regulation S-X) is being conducted in compliance, in all material respects, with all applicable laws, including, without limitation, all insurance laws, ordinances, rules, regulations, decrees and orders of any Governmental Entity, and all material notices, reports, documents and other information required to be filed thereunder within the last three years were properly filed and were in compliance in all material respects with such laws.


           (ii) PennCorp and each of its significant subsidiaries has all Licenses which are necessary for it to own, lease or operate its properties and assets and to conduct its business as now conducted. The business of PennCorp and each of its significant subsidiaries has been and is being conducted in compliance in all material respects with all such Licenses. All restrictions and limitations on those Licenses requested or required by any insurance regulator are disclosed in the Filed PennCorp SEC Documents or in Section 3.7(ii) of the PennCorp Disclosure Schedule. All such Licenses are in full force and effect, and there is no proceeding or investigation pending or, to the knowledge of PennCorp, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such License.


            (iii) Each Annual Statement filed by any significant subsidiary (or separate account thereof) of PennCorp that is an insurance company with the insurance regulator in its state of domicile (including without limitation the Annual Statements of any separate accounts) for the year ended December 31, 1995, together with all exhibits and schedules thereto, and financial statements relating thereto, and any actuarial opinion, affirmation or certification filed in connection therewith, and each Quarterly Statement so filed for the quarterly periods ended after January 1, 1996, together with all exhibits and schedules thereto, with respect to each significant subsidiary that is an insurance company (including any separate account thereof) were prepared in conformity with SAP, present fairly, in all material respects, to the extent required by and in conformity with SAP, the statutory financial condition of such significant subsidiary (including any separate account thereof) at their respective dates and the results of operations, changes in capital and surplus and cash flow of such subsidiary (including any separate account thereof) for each of the periods then ended, and were correct in all material respects when filed. No deficiencies or violations material to the financial condition or operations of any such significant subsidiary (including any separate accounts thereof) have been asserted in writing by any insurance regulator with respect to the foregoing financial statements which have not been cured or otherwise resolved to the satisfaction of such insurance regulator and which have not been disclosed in writing to the Company prior to the date of this Agreement.


          Section 3.8    RATING AGENCIES.  Except as disclosed in
Section 3.8 of the Disclosure Schedule, since June 30, 1995, no rating agency has, other than as a result of the announcement of the Merger or the transactions contemplated hereby (a) imposed conditions (financial or otherwise) on retaining any currently held rating assigned to any of the significant subsidiaries of PennCorp that are insurance companies or (b) indicated to PennCorp that it is considering the downgrade of any rating assigned to any of the significant subsidiaries of PennCorp that are insurance companies.


           Section 3.9 LITIGATION. Except as set forth in the Filed PennCorp SEC Documents or Section 3.9 of the Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of PennCorp, threatened against PennCorp or any of its subsidiaries which, individually or in the aggregate, could reasonably be expected to have a PennCorp Material Adverse Effect. Neither PennCorp nor any its subsidiaries is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, could reasonably be expected to have a PennCorp Material Adverse Effect.


          Section 3.10   THIS SECTION INTENTIONALLY OMITTED.


          Section 3.11 FINANCING. PennCorp will have available at the Closing all funds necessary to pay the Cash Price.


           Section 3.12 BROKERS. Except for Smith Barney Inc., all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by PennCorp directly with the Company, without the intervention of any person on behalf of PennCorp in such manner as to give rise to any valid claim by any person against the Company or any Significant Subsidiary for a finder's fee, brokerage commission, or similar payment.


           Section  3.13   VOTING REQUIREMENTS.  The  affirmative
votes of the holders of (i) two-thirds of the issued and outstanding shares of PennCorp Common Stock of an amendment to PennCorp's Certificate of Incorporation to authorize sufficient additional shares of PennCorp Common Stock to permit PennCorp to consummate the Merger, (ii) the requisite number of shares of PennCorp Common Stock under the applicable rules of the New York Stock Exchange in respect of the issuance of the shares of PennCorp Common Stock constituting a portion of the Merger Consideration and (iii) at least a majority of the issued and outstanding shares of PennCorp Common Stock entitled to vote at the PennCorp Stockholders Meeting with respect to approval of the Merger are the only votes of the holders of any class or series of PennCorp capital stock (collectively, the "PennCorp Stockholder Approval") necessary to approve this Agreement and to consummate the transactions contemplated by this Agreement.

                            ARTICLE 4

                      ADDITIONAL AGREEMENTS


           Section  4.1    PREPARATION OF FORM S-4 AND THE  JOINT
PROXY STATEMENT; INFORMATION SUPPLIED.


    Section 4.1.1 FORM S-4; JOINT PROXY STATEMENT. As soon as practicable following the date of this Agreement, the
Company and PennCorp shall prepare and file with the SEC the Joint Proxy Statement and PennCorp shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of the Company and PennCorp shall use its best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use its best efforts to cause the Joint Proxy Statement to be mailed to the Company's stockholders, and PennCorp will use its best effort to cause the Joint Proxy Statement to be mailed to PennCorp's stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act; provided, however, that the Company and PennCorp shall not mail or otherwise furnish the Joint Proxy Statement to their respective stockholders unless and until Morgan Stanley & Co. Incorporated shall have delivered to the Company a letter, dated as of a date not more than two days before the date of the Joint Proxy Statement, stating that, as of the date of such letter, the Merger Consideration to be received in the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view. PennCorp shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of PennCorp Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of the Common Shares as may be reasonably requested in connection with any such action.


    Section 4.1.2 COMPANY INFORMATION. The Company agrees that none of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statement therein not misleading and (ii) the Joint Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respect with the requirements of the Exchange Act and the rules and regulations thereunder, except with respect to statements made or incorporated by reference therein based on information supplied by PennCorp specifically for inclusion or incorporation by reference in the Joint Proxy Statement.


    Section 4.1.3 PENNCORP INFORMATION. PennCorp agrees that none of the information supplied or to be supplied by PennCorp specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement will, at the date the Joint Proxy Statement is first mailed to PennCorp's stockholders or at the time of the PennCorp Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder and the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except with respect to statements made or incorporated by reference in either the Form S-4 or the Joint Proxy Statement based on information supplied by the Company specifically for inclusion or incorporation by reference therein.


           Section 4.2 MEETINGS OF STOCKHOLDERS. The Company will take all action necessary in accordance with applicable law and its Certificate of Incorporation and By-laws to convene a meeting of its stockholders (the "Stockholders Meeting") to consider and vote upon the approval of the Merger. PennCorp will take all action necessary in accordance with applicable law and its Articles of Incorporation and By-laws to convene a meeting of its stockholders (the "PennCorp Stockholders Meeting") to consider and vote upon the approval of the Merger, the authorization of additional shares of PennCorp Common Stock and the issuance of PennCorp Common Stock in the Merger. Subject to
Section 4.9 hereof in the case of the Company, the Company and PennCorp will, through their respective Boards of Directors, recommend to their respective stockholders approval of the foregoing matters. Without limiting the generality of the foregoing, the Company agrees that, subject to its right to terminate this Agreement pursuant to Section 4.9, its obligations pursuant to the first sentence of Section 4.2 shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal (as defined in Section 4.8) or (ii) the withdrawal or modification by the Board of Directors of the Company of its approval or recommendation of this Agreement or the Merger. PennCorp and the Company will use their best efforts to hold the Stockholders Meeting and the PennCorp Stockholders Meeting on the same day and (except in the case of the Company, subject to Section 4.9 hereof) to obtain the favorable votes of their respective stockholders as soon as practicable after the date hereof.


           Section 4.3 LETTER OF THE COMPANY'S ACCOUNTANTS. The Company shall use its best efforts to cause to be delivered to PennCorp a letter of Ernst & Young LLP, the Company's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and a letter of Ernst & Young LLP dated a date within two business days before the date of the Stockholders Meeting, addressed to PennCorp, in form and substance reasonably satisfactory to PennCorp and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.


            Section 4.4 LETTER OF PENNCORP'S ACCOUNTANTS. PennCorp shall use its best efforts to cause to be delivered to the Company a letter of (i) KPMG Peat Marwick LLP, PennCorp's independent public accountants,(ii) Deloitte & Touche L.L.P., formerly the accountants for Integon Life Corporation and subsidiaries and United Companies Life Insurance Company and subsidiary, and (iii) Coopers & Lybrand L.L.P., formerly the accountants for the Insurance Operations of I.C.H. Corporation Acquired by Southwestern Financial Corporation (in the case of clauses (ii) and (iii) if the referenced financial statements audited by such firms are required to be incorporated by reference or included in the Form S-4) dated a date within two business days before the date on which the Form S-4 shall become effective and a letter of KPMG Peat Marwick LLP, dated a date within two business days before the PennCorp Stockholders Meeting, each addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.


           Section 4.5 ACCESS TO INFORMATION; CONFIDENTIALITY. Upon reasonable notice, the Company shall, and shall cause its Significant Subsidiaries to, afford to PennCorp and to the officers, employees, accountants, counsel, financial advisors and other representatives of PennCorp, reasonable access during normal business hours during the period prior to the Effective Time to all its properties, books, contracts, commitments, personnel and records. During such period, the Company will, and will cause its Significant Subsidiaries to, make a reasonable amount of office space (including standard office equipment) at its offices in Lincolnshire, Illinois and Kokomo, Indiana, available to such agents, employees, advisers and other representatives of PennCorp as PennCorp shall designate. Upon reasonable notice, PennCorp shall make its executive officers available to the Company and its representatives during the period prior to the Effective Time for the purpose of permitting the Company to continue its review of PennCorp. During such period, each of the Company and PennCorp shall furnish promptly to the other party a copy of (i) each SAP Annual Statement and SAP Quarterly Statement filed by its subsidiaries (including any separate account) during such period pursuant to the requirements of any applicable law, (ii) each SEC Document or PennCorp SEC Document, as the case may be filed by it (including any separate account) during such period, and (iii) all correspondence or written communication with A.M. Best and Company, Standard & Poor's Corporation, Moody's Investor Services, Inc., and with any Governmental Entity or insurance regulatory authorities which relates to the transactions contemplated  hereby  or  which  is  otherwise  material  to  the
financial  condition  or  operations  of  the  Company  and   its
subsidiaries taken as a whole, or to PennCorp and its subsidiaries taken as a whole, as the case may be. During such period, each of the Company and PennCorp shall furnish to the other party such other financial, operating and other data as may be reasonably required by the other party in order to perform its investigation regarding the representations and warranties made by the other party pursuant to this Agreement. Without limiting the foregoing, the Company shall furnish to PennCorp (i) after the end of each month, any management financial reports (together with all accompanying documents) prepared with respect to such month, (ii) all notices with respect to any alleged deficiency or violation material to the financial condition or operations of any subsidiary from any Governmental Entity, (iii) each written report on examination of financial condition or market conduct (whether in draft or final form) of any subsidiary issued by any applicable Governmental Entity, (iv) all material filings with insurance regulators made by any subsidiaries under the insurance holding company statutes of their domiciliary jurisdictions, (v) all material correspondence with, and any prepared summaries of meetings with, representatives of the IRS or other taxing authorities, (vi) all material correspondence or communications with state insurance regulatory authorities concerning any subsidiaries, including, without limitation, any such items relating to rehabilitation, insolvency, liquidation, supervision, or other comparable state proceeding, and (vii) all correspondence or communication with any rating agency. Except as required by law, each of the Company and PennCorp will hold, and will cause its respective directors, officers, partners, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information obtained from the other party in confidence to the extent required by, and in accordance with, the provisions of the letter dated July 10, 1996, between PennCorp and the Company (the "Confidentiality Agreement") (in the case of the Company as though it were the party receiving information thereunder).


           Section 4.6 BEST EFFORTS. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement.


           Section 4.7 PUBLIC ANNOUNCEMENTS. PennCorp and the Company will consult with each other before issuing, and shall provide each other a reasonable opportunity to review and comment upon, any press release or public statement with respect to this Agreement or the transactions contemplated hereby, except to the extent disclosure prior to such consultation, review and comment may be required by applicable law, court process or obligations pursuant to any listing agreement with any national securities exchange. The parties shall also consult with each other before engaging in any communications with A.M. Best and Company with respect to this Agreement or the transactions contemplated hereby.


           Section 4.8 ACQUISITION PROPOSALS. The Company shall not, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as defined) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that nothing contained in this Section 4.8 shall prohibit the Board of Directors of the Company from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal after the date hereof if, and only to the extent that, (A) the Board of Directors of the Company, after consultation with and based upon the advice of outside counsel, concludes in good faith that such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties to stockholders under applicable law and (B) the Company (x) provides reasonable notice to PennCorp to the effect that it is taking such action and (y) receives from such person or entity an executed confidentiality agreement substantially similar to the Confidentiality Agreement, except that such confidentiality agreement shall not prohibit such person or entity from making an unsolicited Acquisition Proposal to the Board of Directors of the Company. Notwithstanding anything in this Agreement to the contrary, the Company shall promptly advise PennCorp orally and in writing of the receipt by it (or by any of the other entities or persons referred to above) after the date hereof of any Acquisition
Proposal,  or  any  inquiry which could lead to  any  Acquisition
Proposal, the material terms and conditions of such Acquisition Proposal or inquiry, and the identity of the person or entity making any such Acquisition Proposal or inquiry, provided that the Company shall have no obligation to disclose the identity of such person or entity if such disclosure would violate the terms of any agreement outstanding on the date hereof with such person or entity, or the Board of Directors, after consultation with and based upon the advice of outside counsel, concludes in good faith that such disclosure would violate its fiduciary duties or would be otherwise inconsistent with applicable law. For purposes of this Agreement, "Acquisition Proposal" means any bona fide proposal with respect to a merger, consolidation, share exchange or similar transaction involving the Company or any Significant Subsidiary, or any purchase (including without limitation by way of any reinsurance transaction) of all or any significant portion of the assets of the Company or any Significant Subsidiary, or any other business combination (including without limitation the acquisition of an equity interest therein) involving the Company or any Significant Subsidiary, other than the transactions contemplated hereby.


            Section 4.9 FIDUCIARY DUTIES. The Board of Directors of the Company shall not (i) withdraw or modify the approval or recommendation by such Board of Directors of this Agreement or the Merger, (ii) approve or recommend an Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal, unless the Company receives an Acquisition Proposal and the Board of Directors of the Company concludes in good faith, after consultation with and based upon the advice of outside counsel, that in order to comply with its fiduciary duties to stockholders under applicable law it is necessary for the Board of Directors to withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend such Acquisition Proposal or enter into an agreement with respect to such Acquisition Proposal. Nothing contained in this Section 4.9 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders which, in the good faith judgment of the Board of Directors of the Company based on advice of outside counsel, is required under applicable law; provided that the Company does not withdraw or modify its position with respect to the Merger or approve or recommend an Acquisition Proposal, except under the circumstances described in the immediately preceding sentence. Notwithstanding anything contained in this Agreement to the contrary, any action by the Board of Directors permitted by this Section 4.9 shall not constitute a breach of this Agreement by the Company.


          Section 4.10 FILINGS; OTHER ACTION. As promptly as practicable, (i) the Company and PennCorp shall make all filings and submissions under the HSR Act, (ii) PennCorp shall make all filings required by the insurance regulatory authorities in Illinois and in Indiana and deliver notices and consents to jurisdiction to such state insurance departments, each as reasonably may be required to be made in connection with this Agreement and the transactions contemplated hereby, and
(iii) the Company and PennCorp shall cooperate in all reasonable respects with each other in (A) determining if other filings are required to be made prior to the Effective Time with, or if other material consents, approvals, permits, notices or authorizations are required to be obtained prior to the Effective Time from any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely seeking all such consents, approvals, permits, notices or authorizations. In connection with the foregoing, the Company will provide PennCorp, and PennCorp will provide the Company, with copies of correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any Governmental Entity or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby. Each of PennCorp and the Company acknowledge that certain actions may be necessary with respect to the foregoing in making notifications and obtaining clearances, consents, approvals, waivers or similar third party actions which are material to the consummation of the transactions contemplated hereby, and each of PennCorp and the Company agree to take such action as is reasonably necessary to complete such notifications and obtain such clearances, approvals, waivers or third party actions.


           Section 4.11 NYSE LISTING. PennCorp shall use its best efforts to cause the shares of PennCorp Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.


           Section 4.12 AFFILIATES AND CERTAIN STOCKHOLDERS. Prior to the Closing Date, the Company shall deliver to PennCorp a letter identifying all persons who it believes to be, at the time the Merger is submitted for approval to the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its best efforts to cause each such person to deliver to PennCorp on or prior to the Closing Date a written agreement in connection with restrictions on affiliates under Rule 145, in substantially the form attached hereto as Exhibit B to this Agreement. PennCorp shall not be required to maintain the effectiveness of the Form S-4 or, except as provided in Section 4.17, any other registration statement under the Securities Act for the purposes of resale of PennCorp Common Stock by such affiliates and the certificates representing PennCorp Common Stock received by such affiliates in the Merger shall bear a customary legend regarding applicable Securities Act restrictions and the provisions of this
Section 4.12. The Company shall use its best efforts to obtain from each of the beneficial owners (within the meaning of Rule 13d-3 and Rule 13d-5 of the Exchange Act) of 5% or more of the Common Shares and the Entitled Holders (as defined in Section 4.17) such representation letters addressed to PennCorp, Weil, Gotshal & Manges LLP and Schiff Hardin & Waite as such law firms shall require in connection with the delivery of their opinions pursuant to Sections 6.2.3 and 6.3.3, respectively.


          Section 4.13 INDEMNIFICATION. (i) From and after the Effective Time, PennCorp and the Company agree that the Surviving Corporation will indemnify and hold harmless each present and former director and officer of the Company and its subsidiaries, determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys'
fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or such subsidiary would have been permitted under applicable law and the Certificate of Incorporation or By-Laws of the Company or such subsidiary in effect on the date hereof to indemnify such person (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification). PennCorp agrees that all rights to indemnification and exculpation existing in favor of the Indemnified Parties under the indemnification agreements currently in place between the Company and any such Indemnified Party and identified in Section 4.13 of the Disclosure Schedule shall survive and continue in full force and effect after the Effective Time.


            (ii) Any Indemnified Party wishing to claim indemnification under Section 4.13(i) or (ii), upon learning of such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation thereof, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party if such failure does not materially prejudice the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time), the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties or advises that there are issues which raise conflicts of interest under applicable legal codes of ethics between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain one firm of counsel reasonably satisfactory to the Surviving Corporation, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received. The Surviving Corporation shall not be liable for any settlement of such action effected without its prior written consent, which shall not be unreasonably withheld.

           (iii) For a period of three years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in all material respects to the Indemnified Parties) with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 250% of the premiums paid as of the date hereof by the Company for such insurance.

           (iv) The provisions of this Section 4.13 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his heirs and his personal representatives and shall be binding on all successors and assigns of the Surviving Corporation.

           Section 4.14 STOCK PURCHASE RIGHTS. The Company shall take all action necessary to ensure that, so long as this Agreement shall not have been terminated pursuant to Article VII hereof, (i) no Rights Certificates under the Rights Agreement dated as of December 11, 1986, as amended, between the Company and Bank of America (the "Rights Agreement") are issued or required to be issued to the stockholders of the Company prior to, or as of, the Effective Time and (ii) the Rights Agreement and the Rights shall expire immediately prior to the Effective Time.


          Section 4.15   EMPLOYEE BENEFITS.


    Section 4.15.1 SEVERANCE. During the 12-month period commencing on the Effective Time, the Surviving Corporation shall provide coverage to individuals employed by the Company or a Significant Subsidiary on the Effective Time in accordance with the terms of the Company's Severance Pay Policy disclosed in
Section 4.15.1 of the Disclosure Schedule as in effect on the date hereof.


    Section 4.15.2 RETIREE LIFE AND HEATLH PLAN. The Surviving Corporation shall provide retiree life and health benefits to those employees (and to their eligible dependents) of the Company or a Significant Subsidiary named in Section 4.15.2 of the Disclosure Schedule who, upon their retirement before, at or after the Effective Time are or would be entitled to benefits in accordance with the terms of the Company's retiree life and health benefits program included in the Washington National Group Insurance Plan as in effect on the date hereof, subject to the right of the Surviving Corporation to make reasonable and customary adjustments to the retiree health benefits, including, but not limited to, amounts of deductible, extent of retirees' obligations to pay premiums, introduction of managed care options or other adjustments permitted by law or regulation.


    Section 4.15.3 DIRECTORS' RETIREMENT INCOME PLAN. The Company intends to terminate the Directors' Retirement Income Plan prior to the Effective Time. If, however, prior to the Effective Time, the Company has not terminated and provided for the funding of benefits under the Directors' Retirement Income Plan, from and after the Effective Time, the Surviving
Corporation will honor, in accordance with its terms, the Company's Directors' Retirement Income Plan, as in effect on the date hereof, and shall pay all benefits that become due under such Plan to any participant therein or to the beneficiary of a deceased participant, provided nothing herein shall limit the Surviving Corporation's right after the Effective Time to terminate such plan and provide for the funding of benefits thereunder.


    Section 4.15.4 TRANSITION PLAN. The parties agree with respect to employee and employee benefit matters that, between the date of this Agreement and the Effective Time, (i) the Company shall not, and shall not permit its subsidiaries to, enter into, or modify the terms of any employment agreement, severance agreement or similar agreement or any employee benefit plan, or make any bonus payment (in each case except as otherwise expressly permitted under this Agreement), without the prior written consent of PennCorp (which approval shall be deemed given if the Company gives 10 days prior written notice to PennCorp and PennCorp fails to object during such 10-day period) and (ii) the Company shall in its reasonable judgment and after consulting with PennCorp continue to make all decisions with respect to employees, including hiring and firing decisions, in the ordinary course of business.


           Section 4.16 REPRESENTATION ON PENNCORP BOARD. At the Effective Time, PennCorp shall take all action necessary to appoint two (2) directors of the Company to be mutually determined by PennCorp and the Company to serve, commencing as of the Effective Time, as Class III directors of PennCorp's Board of Directors until PennCorp's 1998 annual meeting of stockholders or until their earlier death, resignation or removal in accordance with PennCorp's Certificate of Incorporation.


           Section 4.17 REGISTRATION COVENANT. PennCorp agrees that, subject to the consummation of the Merger and the other transactions contemplated hereby, immediately following the Effective Time, the holders of the Company's Common Shares identified as "Entitled Holders" in Exhibit C hereto shall be entitled to the registration rights set forth in such Exhibit C to this Agreement.

                            ARTICLE 5

    COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER


           Section 5.1 CONDUCT OF BUSINESS BY THE COMPANY. Except as contemplated by this Agreement or as set forth in
Section 5.1 of the Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its Significant Subsidiaries to, act and carry on their respective businesses in the ordinary course of business and, to the extent consistent therewith, use best efforts to preserve intact their current business organizations, keep in full force and effect their insurance licenses, permits and franchises, keep available the services of their current key officers, employees, agents, and field representatives, and preserve the goodwill of regulators, policyholders or those engaged in material business relationships with them. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of the Significant Subsidiaries to, without the prior consent of PennCorp:


           (i) adopt or propose any change to its Certificate of Incorporation or By-Laws;


          (ii) (x) declare, set aside or pay any dividends on, or make any other distributions with respect to, any of the Company's outstanding capital stock (other than the regular quarterly cash dividends for the first two quarters of 1997 not in excess of $.27 per Common Share and $.62 1/2 per share of Preferred Stock, with usual record and payment dates and in accordance with the Company's present dividend policy), (y) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock or other securities of, or other ownership interests of the Company other than (i) the 415,564 Common Shares and 17,108 shares of Preferred Stock to be purchased from the Company's retirement plans, (ii) the Preferred Stock to be redeemed as contemplated by Section 1.10 above, and
(iii) the Employee Options and Restricted Stock to be purchased as contemplated by Section 1.12 above;


           (iii)                issue,  sell,  grant,  pledge  or
otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities other than upon the exercise of Employee Options, the conversion of the Preferred Stock outstanding on the date of this Agreement or the issuance of shares under the Company's dividend reinvestment plan;


            (iv)   acquire  any  business  or  any   corporation,
partnership,   joint  venture,  association  or  other   business
organization or division or block of in-force business thereof;


           (v) take any action that, if taken prior to the date of this Agreement, would have been required to be disclosed in
Section 2.6 of the Disclosure Schedule or that would otherwise cause any of the representations and warranties contained in
Article 2 not to be true and correct in all material respects;


          (vi) sell, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets that are material to the Company and the Significant Subsidiaries taken as a whole, except in the ordinary course of business;


           (vii) (x) except for (i) the dollar amounts required to redeem the Preferred Stock as contemplated by Section
1.10 above, (ii) the dollar amount required to cancel and cash out the Employee Options and the Restricted Stock as contemplated by Section 1.12 above and (iii) the dollar amount required to purchase the Common Shares and the Preferred Stock held by the Company's retirement plans as contemplated by Section 5.1(ii)(z) above, incur any indebtedness for borrowed money (other than short-term indebtedness for general corporate purposes not to exceed $5,000,000 at any time) or guarantee any such indebtedness of another person, other than indebtedness owing to or guarantees of indebtedness owing to the Company or any direct or indirect wholly-owned subsidiary of the Company or (y) make any loans or advances to any other person, other than to the Company, or to any direct or indirect wholly-owned subsidiary of the Company and other than routine advances in the ordinary course of business to employees or agents, or policyholder loans;


          (viii) make any tax election or settle or compromise any income tax liability that would reasonably be expected to be material to the Company and the Significant Subsidiaries taken as a whole;


           (ix) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;


          (x) except in the ordinary course of business, modify, amend or terminate, or waive, release or assign any material rights or claims under any material agreement, permit, concession, franchise, license or similar instrument to which the Company or any Significant Subsidiary is a party, other than those contracts, agreements or licenses modified, amended or terminated in accordance with the terms of the Reinsurance Agreements between the Company and Pioneer and Trustmark, respectively; or


           (xi) authorize any of, or commit or agree to take any of the foregoing actions.


            Section 5.2 MANAGEMENT OF THE COMPANY AND SIGNIFICANT SUBSIDIARIES. The Company shall, from the date of this Agreement through the Effective Time, cause its management and that of the Significant Subsidiaries to consult on a regular basis and in good faith with the employees and representatives of PennCorp concerning the management of the Company and its Significant Subsidiaries' businesses, including without limitation the policies and practices of the Company and its Significant Subsidiaries with respect to (i) the ceding or assumption of reinsurance or coinsurance or the termination or modification of existing reinsurance or coinsurance agreements,
(ii) significant underwriting, actuarial, tax, accounting, legal and investment issues (including matters related to tax audits or the establishment, review and modification of insurance and other reserves), (iii) significant matters relating to the conditions, forms and pricing of new kinds of insurance policies and annuity contracts and (iv) significant matters relating to the agency force, product distribution, commissions and similar matters.



          Section 5.3 CONDUCT OF BUSINESS BY PENNCORP. Except as contemplated by this Agreement or as set forth in Section 5.3 of the PennCorp Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, PennCorp shall, and shall cause its subsidiaries to, act and carry on their respective businesses in the ordinary course of business and, to the extent consistent therewith, use best efforts to preserve intact their current business organizations, keep available the services of their current key officers and employees and preserve the goodwill of those engaged in material business relationships with them. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, PennCorp shall not and shall not permit any of its significant subsidiaries to, without the prior consent of the
Company:


           (i) adopt or propose any change to its Certificate of Incorporation or By-Laws, except as otherwise contemplated by this Agreement;


          (ii) (x) declare, set aside or pay any dividends on, or make any other distributions with respect to, any of PennCorp's outstanding capital stock (other than regular quarterly cash dividends not in excess of $.05 per share of PennCorp Common Stock, $.84375 per share of $3.75 Convertible Preferred Stock and $.875 per share of $3.50 Series II Convertible Preferred Stock with usual record and payment dates and in accordance with PennCorp's present dividend policy and other than the accretion of liquidation preference in respect of Series B Preferred Stock and Series C Preferred Stock in accordance with their terms), (y) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock;


           (iii) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, in each case if any such action could reasonably be expected to (x) delay materially the date of mailing of the Joint Proxy Statement or, (y) if it were to occur after such date of mailing, require an amendment of the Joint Proxy Statement;


            (iv) acquire any business or any corporation, partnership, joint venture, association or other business organization or division thereof, in each case if any such action could reasonably be expected to (x) delay materially the date of mailing of the Joint Proxy Statement or, (y) if it were to occur after such date of mailing, require an amendment of the Joint Proxy Statement; or


           (v) authorize any of, or commit or agree to take any of, the foregoing actions.


          Section 5.4 OTHER ACTIONS. The Company and PennCorp shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement becoming untrue in any material respect or (ii) any of the conditions of the Merger set forth in Article VI not being satisfied.


          Section 5.5    THIS SECTION INTENTIONALLY OMITTED.


           Section 5.6 EMPLOYEE BENEFIT PAYMENTS. During the period from the date of this Agreement to the Closing Date, the Company, by action and at the discretion of its Compensation Committee, shall have the right but not the obligation to make the following payments and allocations with respect to all individuals employed by the Company or any of its subsidiaries on July 1, 1996, including the employees identified on Section 5.6 of the Disclosure Schedule whose employment with the Company or any of its subsidiaries terminated with the Company's approval prior to the date of this Agreement and any employee whose employment may be terminated with the Company's approval prior to the Closing Date (collectively, the "Eligible Employees"):


           (i) The Company's profit sharing contribution to the Washington National Corporation Profit Sharing Plan for calendar year 1996, in the amount of 3% of compensation as defined in the Plan (which Plan shall be amended prior to the Closing Date to permit contributions to be made on behalf of any Eligible Employee who is not a current employee of the Company or any of its subsidiaries), may, in the discretion of the Compensation Committee and to the extent permitted by such Plan, be allocated to the accounts maintained under such Plan for the Eligible Employees on the earlier of the Closing Date and March 15, 1997.


           (ii) Each Eligible Employee may be paid a lump sum payment under the Washington National Corporation Annual Pay At Risk Plan for the period that such Eligible Employee was employed by the Company or any of its subsidiaries in calendar year 1996, with such payments to be made on or prior to the Closing Date, provided that such payments shall not in the aggregate exceed $5,003,610.


          (iii) Each Eligible Employee may be paid a lump sum payment under the Washington National Corporation Annual Pay At Risk Plan for the period that such Eligible Employee was employed by the Company or any of its subsidiaries in calendar year 1997, with such payments to be made on the Closing Date, provided that such payments shall not in the aggregate exceed $238,455 per month, including a prorated amount for the month in which the Closing Date occurs.


           (iv) Each Eligible Employee may be paid a lump sum payment under the Washington National Corporation Long Term Pay At Risk Plan for the 1994-1996 performance period for the period that such Eligible Employee was employed by the Company or any of its subsidiaries during the 1994-1996 performance period, with such payments to be made on or prior to the Closing Date, provided that such payments shall not in the aggregate exceed $448,790.


           (v) Each Eligible Employee may be paid a lump sum payment under the Washington National Corporation Long Term Pay At Risk Plan for the 1995-1997 and 1996-1998 performance periods, for the period that such Eligible Employee was employed by the Company or any of its subsidiaries during the 1995-1997 performance period and/or the 1996-1998 performance period, as applicable, with such payments to be made on the Closing Date, provided that (i) such payments for the 1995-1997 performance period shall not in the aggregate exceed $587,260 for the period through December 31, 1996 and $19,560 per month for each month in 1997, including a prorated amount for the month in which the Closing Date occurs, and (ii) such payments for the 1996-1998 performance period shall not in the aggregate exceed $297,205 for the period through December 31, 1996 and $20,505 per month for each month in 1997, including a prorated amount for the month in which the Closing Date occurs.


           (vi) The Company shall make all required contributions under the terms of the Washington National Employee Savings Plan and the Washington National Pension Plan Plus (which Plans shall be amended prior to the Closing Date to permit contributions to be made on behalf of any Eligible Employee who is not a current employee of the Company or any of its subsidiaries and to permit contributions to be made on a date other than the end of the calendar quarter in the event the Closing Date falls on such date) for the period commencing on the date hereof and ending on the Closing Date, with contributions to be made on the Closing Date.


            (vii) The Company shall continue to credit participants under the terms of the Washington National Corporation Supplemental Executive Retirement Plan ("SERP") (which shall be amended prior to the Closing Date to permit credits to be determined on the earlier to occur of the Closing Date and the participant's date of termination of employment) with respect to all compensation (excluding severance, change of control or similar benefits) earned by such participants through the Closing Date or their earlier date of termination of employment. The Company shall terminate the SERP immediately prior to the Effective Time.


          (viii) Each Eligible Employee who held any shares of Restricted Stock as of July 1, 1996 and whose Restricted Stock has been forfeited as of the date of this Agreement, may be paid a lump sum payment in consideration for such forfeited Restricted Stock in an amount in cash equal to 125% of the Cash Price, less applicable withholding taxes, with such payments to be made on the earlier of the Closing Date and March 15, 1997, provided that such payments shall not in the aggregate exceed $289,500.


           Section 5.6 of the Disclosure Schedule sets forth the amounts accrued in the financial statements of the Company for the amounts payable by the Company to all the Eligible Employees or to the foregoing Benefit Plans pursuant to all the foregoing Benefit Plans as of June 30, 1996 and September 30, 1996 and good faith estimates of the amounts that will be expensed in the fourth quarter of 1996 and the first quarter of 1997 with respect to such Benefit Plans. The financial statements of the Company include or will include proper accruals for all applicable benefits and taxes with respect to the foregoing amounts.

           Section 5.7 UNITED WAY CONTRIBUTION. Prior to the Effective Time, the Company shall make a corporate contribution to the United Way in an amount not greater than $50,000. In addition, the Company shall, in connection with the its employee matching contribution program, make a corporate matching contribution in the same manner and in accordance with the same procedures followed during the 1995 United Way campaign to United Way in an amount not to exceed $150,000.

                            ARTICLE 6

                      CONDITIONS PRECEDENT


          Section 6.1   CONDITIONS TO EACH PARTY'S OBILIGATION TO
EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:


    Section 6.1.1 STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted by an affirmative vote of the holders of the requisite number of shares present, in person or by proxy and entitled to vote on the Merger at the Stockholders Meeting and the PennCorp Stockholder Approval shall have been obtained.


    Section 6.1.2 GOVERNMENTAL AND REGULATORY CONSENTS. The Company and PennCorp shall have made all such filings, and obtained such permits, authorizations, consents, or approvals required by any Governmental Entity to consummate the transactions contemplated hereby; provided, however, that such consents or approvals shall impose no conditions (other than conditions customarily imposed by insurance regulatory authorities) that, in the reasonable opinion of the Company and PennCorp, would be expected to have a PennCorp Material Adverse Effect after giving effect to the consummation of the Merger. The parties agree that no consent or approval of any proposed dividend payable by the Company or any of its subsidiaries shall be required as a condition to PennCorp's obligation to effect the Merger and that the proviso in the immediately preceding sentence shall not apply to any condition relating to any such dividend.


    Section  6.1.3   HSR  ACT.   The  waiting  period  (and   any
extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have otherwise expired.


    Section 6.1.4 NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the party invoking this condition shall use its best efforts to have any such order or injunction vacated.


    Section 6.1.5   NYSE LISTING.  The shares of PennCorp  Common
Stock issuable to the Company's stockholders pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.


    Section 6.1.6   FORM  S-4.   The Form S-4 shall  have  become
effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.


           Section  6.2    CONDITIONS TO OBLIGATIONS OF PENNCORP.
The obligations of PennCorp to effect the Merger are further subject to the following conditions:


    Section 6.2.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on the date hereof and (except to the extent specifically given as of an earlier date) on and as of the Closing Date as though made on the Closing Date, and the Company shall have delivered to PennCorp a certificate dated as of the Closing Date signed by an executive officer to the effect set forth in this Section 6.2.1.


    Section 6.2.2 PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have delivered to PennCorp a certificate dated as of the Closing Date signed by an executive officer to the effect set forth in this
Section 6.2.2.


    Section 6.2.3 OPINION OF COUNSEL. PennCorp shall have received the opinion dated the Closing Date of Weil, Gotshal & Manges LLP, counsel to PennCorp, in substantially the form attached as Exhibit D to this Agreement to the effect that for federal income tax purposes the Merger will constitute a reorganization within the meaning of Section 368(a)(1) of the
Code and no gain or loss will be recognized by PennCorp or the Company as a consequence of the Merger. In rendering such opinion, Weil, Gotshal & Manges LLP shall be entitled to receive and may rely on representations contained in certificates of PennCorp and the Company and representation letters of certain stockholders of the Company.


    Section 6.2.4   THIS SECTION INTENTIONALLY OMITTED.


    Section 6.2.5 TRADING AVERAGE. The Trading Average shall not be greater than $42.210 unless the Company shall have agreed to decrease the Exchange Ratio to such ratio, as shall when multiplied by the Trading Average result in a price per Common Share equal to the product of (i) the Cash Price divided by $38.693 and (ii) $42.210.


    Section 6.2.6 DISSENTING SHARES. PennCorp shall have determined to its reasonable satisfaction that the holders of more than 7.5% of the Common Shares outstanding immediately prior to the Stockholders Meeting shall not have demanded appraisal of their Common Shares in the manner required by Section 262 of the Delaware Code.


          Section 6.3    CONDITIONS TO OBLIGATION OF THE COMPANY.
The obligation of the Company to effect the Merger is further subject to the following conditions:


    Section 6.3.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of PennCorp contained in this Agreement shall be true and correct in all material respects on the date hereof and (except to the extent specifically given as of an earlier date) on and as of the Closing Date as though made on the Closing Date, and PennCorp shall have delivered to the Company a certificate dated as of the Closing Date, signed by an executive officer and to the effect set forth in this
Section 6.3.1.


    Section 6.3.2 PERFORMANCE OF OBLIGATIONS OF PENNCORP. PennCorp shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and PennCorp shall have delivered to the Company a certificate dated as of the Closing Date, signed by an executive officer and to the effect set forth in this Section 6.3.2.


    Section 6.3.3 OPINION OF COUNSEL. The Company shall have received the opinion dated the Closing Date of Schiff Hardin & Waite, counsel to the Company, in substantially the form attached as Exhibit E to the Agreement to the effect that for federal income tax purposes the Merger will constitute a reorganization within the meaning of Section 368 (a) (1) of the Code and that stockholders of the Company will not be subject to federal income tax on the receipt of shares of PennCorp Common Stock in exchange for Common Shares pursuant to the Merger. In rendering such opinion, Schiff Hardin & Waite shall be entitled to receive and may rely on representations in certificates of PennCorp and the Company and representation letters of certain stockholders of the Company.


    Section 6.3.4 TRADING AVERAGE. The Trading Average shall not be less than $28.140, unless PennCorp shall have agreed to increase the Exchange Ratio to such ratio, as shall when multiplied by the Trading Average result in a price per Common Share equal to the product of (i) the Cash Price divided by $31.658 and (ii) $28.140.

                            ARTICLE 7

                TERMINATION, AMENDMENT AND WAIVER


           Section 7.1 TERMINATION. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company:


           (a) by mutual written consent of PennCorp and the Company;


           (b)   by either PennCorp or the Company:


                 (i) if, upon a vote at a duly held Stockholders Meeting or PennCorp Stockholders Meeting,
                       (x) this Agreement and the Merger shall fail to receive the requisite vote for approval and adoption by the stockholders of the Company at the Stockholders Meeting or (y) the PennCorp Stockholder Approval is not obtained;

                 (ii) if the Merger shall not have been consummated on or before March 31, 1997 (subject to the right of PennCorp or the Company to extend such date by not more than 60 days in its sole discretion) unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement;

                 (iii) if  any  Governmental  Entity  shall  have
                       issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

                 (iv) if the Board of Directors of the Company shall have exercised its rights set forth in Section 4.9 of this Agreement; or

           (c) by the Company, upon a material breach of any representation or warranty of PennCorp or PennCorp fails to comply in any material respect with any of its covenants or agreements, or if any representation or warranty of PennCorp shall be or become untrue in any material respect, in either case such that the conditions set forth in Sections 6.2.1 and 6.2.2 would be incapable of being satisfied by March 31, 1997 (or as otherwise extended pursuant to Section 7.1(b)
                 (ii)), provided that a wilful breach shall be deemed to cause such conditions to be incapable of being satisfied by such date;


           (d) by PennCorp, upon a material breach of any representation, or warranty of the Company or the Company fails to comply in any material respect with any of its covenants or agreements, or if any representation or warranty of the Company shall be or become untrue in any material respect, in either case such that the conditions set forth in Sections 6.3.1 and
                 6.3.2 would be incapable of being satisfied by March 31, 1997 (or as otherwise extended pursuant to Section 7.1(b)(ii)), provided that a wilful breach shall be deemed to cause such conditions to be incapable of being satisfied by such date; or


           (e) by the Company, if Morgan Stanley and Co. Incorporated shall fail to deliver the letter contemplated by Section 4.1.1 hereof; provided, however, that the Company shall have requested Morgan Stanley and Co. Incorporated to deliver such letter promptly after the filing of the preliminary Joint Proxy Statement and shall have used all reasonable efforts to obtain such letter from Morgan Stanley and Co. Incorporated.



          Section 7.2    EFFECT OF TERMINATION.


          (a) In the event of termination of this Agreement by either the Company or PennCorp as provided in Section 7.1, except as provided below in
                 Section 7.2(b),  this  Agreement shall forthwith
                 become void and have no effect, without any liability or obligation on the part of PennCorp or the Company, other than the last sentence of
                 Section 4.5 and Sections 7.2 and 10.2. Nothing contained in this Section shall relieve any party from any liability resulting from any material breach of the representations, warranties, covenants or agreements set forth in this Agreement.


          (b) In the event of termination of this Agreement by either the Company or PennCorp pursuant to Section 7.1(b)(iv), the Company shall pay PennCorp $10,000,000 in cash, as liquidated damages and not as a penalty, within sixty (60) days of such termination, provided that PennCorp shall not be in material breach of its obligations under this Agreement (the "Termination Payment"). Moreover, the Company shall pay the Termination Payment if all of the following shall occur: (i) this Agreement is terminated pursuant to Section 7.1(b)(i)(x), and (ii) the Company, within one (1) year from the date of the Stockholders Meeting, enters into a bona fide written agreement to effect an Acquisition Proposal with a party other than PennCorp or any of its subsidiaries,
                 which     Acquisition    Proposal       provides
                 consideration with an economic value equal to or greater than the consideration that would have been received in the Merger had it been consummated on the date on which the Agreement was terminated, as determined in good faith by the Company's Board of Directors based upon the written advice of the Company's investment banking firm, and (iii) the stockholders of the Company approve such Acquisition Proposal. The Termination Payment contemplated by the prior sentence shall be paid on the earlier of (x) the consummation of such Acquisition Proposal or (y) within sixty (60) days after the meeting at which the stockholders of the Company approve such Acquisition Proposal. Notwithstanding anything in this Agreement to the contrary, the Termination Payment, if payable, shall be paid only once and shall be PennCorp's sole and exclusive remedy hereunder for the termination of the Agreement under the circumstances in which the Termination Payment is paid (regardless of any breach of this Agreement), and upon such delivery of the Termination Payment to
                 PennCorp, no person shall have any further claim or rights against the Company under this Agreement.


           Section 7.3 AMENDMENT. Subject to the applicable provisions of the Delaware Code, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval of the Merger by the stockholders of the Company, no amendment shall be made which reduces the Merger Consideration payable in the Merger or adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.


          Section 7.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to Section 7.3, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.


           Section 7.5 PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. A termination of this Agreement pursuant to
Section  7.1, an amendment of this Agreement pursuant to  Section
7.3 or an extension or waiver pursuant to Section 7.4 shall, in order to be effective, require in the case of PennCorp or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                            ARTICLE 8

                     SURVIVAL OF PROVISIONS


           Section 8.1 SURVIVAL. The representations and warranties respectively required to be made by the Company and PennCorp in this Agreement, or in any certificate, respectively, delivered by the Company or PennCorp pursuant to Section 6.2 or
Section 6.3 hereof will terminate upon the Closing and be of no further force or effect.

                            ARTICLE 9

                             NOTICES

           Section 9.1 NOTICES. Any notice or communication given pursuant to this Agreement must be in writing and will be deemed to have been duly given if mailed (by registered or certified mail, postage prepaid, return receipt requested), or, if transmitted by facsimile, or if delivered by courier, as follows:


     If to the Company, to:

          Washington National Corporation
          300 Tower Parkway
          Lincolnshire, Illinois 60069-3665
          Attention: Craig Edwards, Esq.
          Telephone: (847) 793-3273
          Telecopy:  (847) 793-3511

     with a copy to:

          Schiff Hardin & Waite
          7200 Sears Tower
          Chicago, Illinois 60606
          Attention: Stuart L. Goodman, Esq.
          Telephone: (312) 258-5711
          Telecopy:  (312) 258-5600

     If to PennCorp, to:

          PennCorp Financial Group, Inc.
          745 Fifth Avenue, Fifth Floor
          New York, New York 10151
          Attention: Scott D. Silverman, Esq.
          Telephone: (212) 832-0700
          Telecopy:  (212) 758-5442

     with copies to:

          Weil, Gotshal & Manges LLP
          100 Crescent Court, Suite 1300
          Dallas, Texas 75201
          Attention: Jeremy W. Dickens, Esq.
          Telephone: (214) 746-7720
          Telecopy:  (214) 746-7777

All notices and other communications required or permitted under this agreement that are addressed as provided in this Section 9.1 will, whether sent by mail, facsimile, or courier, be deemed given upon the first Business Day after actual delivery to the party to whom such notice or other communication is sent (as evidenced by the return receipt or shipping invoice signed by a representative of such party or by facsimile confirmation). Any party from time to time may change its address for the purpose of notices to that party by giving a similar notice specifying a new address, but no such notice will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof. For purposes of this Section 9.1, "Business Day" shall mean a day other than Saturday, Sunday or any day on which the principal commercial banks located in Chicago, Illinois are authorized or obligated to close under the laws of Illinois.

                           ARTICLE 10

                          MISCELLANEOUS


            Section 10.1 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes, except as set forth in Section 4.5 with respect to the Confidentiality Agreement, all prior communications, agreements, understandings, representations, and warranties whether oral or written between the parties hereto. There are no oral or written agreements, understandings, representations, or warranties between the parties hereto with respect to the subject hereof other than those set forth in this Agreement.


          Section 10.2 EXPENSES. The Company and PennCorp each will pay its own costs and expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby except that
(i) the filing fee in respect of the notification and report under the HSR Act, (ii) the expenses incurred in connection with the printing, mailing and distribution of the Joint Proxy Statement and the preparation and filing of the Form S-4 shall be borne equally by the Company and PennCorp. Notwithstanding anything in this Agreement to the contrary, the Company covenants and agrees that, assuming the transactions contemplated by this Agreement occur in a manner reasonably consistent with the expectation of the parties and the Closing Date occurs on or before March 31, 1997, the fees and expenses of the Company's legal and financial advisors (including Morgan Stanley and Co. Incorporated), incurred in connection with this Agreement and the Merger shall not exceed $5,000,000 in the aggregate.


           Section 10.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.


           Section 10.4 NO THIRD PARTY BENEFICIARY. Except as otherwise specifically provided in Section 4.13, this Agreement is not intended and may not be construed to create any rights in any parties other than the Company and PennCorp and their respective successors or assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.


           Section 10.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to the principles of conflicts of law) applicable to a contract executed and to be performed in such State.


           Section  10.6          ASSIGNMENT;   BINDING   EFFECT.
Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, such consent not to be unreasonably withheld and any such assignment that is not consented to shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.


           Section 10.7 HEADINGS, GENDER, ETC. The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (a) words of any gender are deemed to include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby," "hereto," and derivative or similar words refer to this entire Agreement; (d) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; (e) all references to "dollars" or "$" refer to currency of the United States of America; (f) the term "person" shall include any natural person, corporation, limited liability company, general partnership, limited partnership, or other entity, enterprise, authority or business organization; and (g) the term or is disjunctive but not necessarily exclusive.


          Section 10.8 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of the Company or PennCorp under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom.



           IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Company and PennCorp effective as of the date first written above.


                         PENNCORP FINANCIAL GROUP, INC.



                         By:       /c/ SCOTT D. SILVERMAN
                         Name:     Scott D. Silverman
                         Its:      Senior Vice President, General
                                   Counsel and Secretary


                         WASHINGTON NATIONAL CORPORATION



                         By:       /c/ ROBERT W. PATIN
                         Name:     Robert W. Patin
                         Its:      Chairman of the Board,
                                   President and Chief Executive
                                   Officer

                            AMENDMENT
                               TO
                   SECOND AMENDED AND RESTATED
                  AGREEMENT AND PLAN OF MERGER


      This Amendment (this "Agreement") to the Second Amended and Restated Agreement and Plan of Merger dated as of January 20, 1997 (the "Merger Agreement") is made and entered as of the 15th day of May, 1997 by and between PennCorp Financial Group, Inc., a Delaware corporation ( "PennCorp" ), and Washington National Corporation, a Delaware corporation (the "Company").

                      W I T N E S S E T H:

      WHEREAS, PennCorp and the Company are parties to the Merger
Agreement;

      WHEREAS, PennCorp and the Company wish to amend certain provisions of the Merger Agreement;

      NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

       1.  Defined Terms.    Terms used herein with their initial
letters capitalized and not otherwise defined herein shall have the respective meanings given such terms in the Merger Agreement.

       2. Amendment of Section 5.1(ii)(x) of the Merger Agreement. Section 5.1(ii)(x) of the Merger Agreement is hereby amended by deleting the language in the parenthetical and inserting in lieu thereof "other than the regular quarterly cash dividends not in excess of $.27 per Common Share so long as the Common Shares remain outstanding, and $.62 1/2 per share of Preferred Stock for the first two quarters of 1997, in each case in accordance with usual record and payment dates and in accordance with the Company's present dividend policy."

       3. Amendment of Section 7.1(b)(ii) of the Merger Agreement. Section 7.1(b)(ii) of the Merger Agreement is hereby amended by deleting the phrase "on or before March 31, 1997 (subject to the right of PennCorp or the Company to extend such date by not more than 60 days in its sole discretion)" and inserting in lieu thereof the following phrase: "on or before August 30, 1997."

       4. Amendment of Section 7.1(c) and Section 7.1(d) of the Merger Agreement. Each of Section 7.1(c) and Section 7.1(d) of the Merger Agreement is hereby amended by deleting the phrase "March 31, 1997 (or as otherwise extended pursuant to Section 7.1(b)(ii))" and inserting in lieu thereof the following phrase:
"August 30, 1997."

       5. Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument and will become effective when one or more counterparts have been signed by each party and delivered to the other party.

      IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.


                              PENNCORP FINANCIAL GROUP, INC.



                              By:  /s/ Scott D. Silverman
                                   Scott D. Silverman
                                   Senior Vice President, General
                                   Counsel and Secretary



                              WASHINGTON NATIONAL CORPORATION



                              By:  /s/ Robert W. Patin
                                   Robert W. Patin
                                   Chairman of the Board, President
                                   and Chief Executive
                                   Officer